Exhibit 2.1

Execution version

AGREEMENT AND PLAN OF MERGER

AMONG

UCB S.A.,

FRANQ MERGER SUB, INC.

AND

RA PHARMACEUTICALS, INC.

DATED AS OF

OCTOBER 9, 2019

ii

Exhibit A               Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 9, 2019, among UCB S.A., a société anonyme formed under the Laws of Belgium (“Parent”), Franq Merger Sub, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Ra Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved and declared advisable the acquisition of the Company by Parent, through the merger of Merger Sub with and into the Company pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the sole stockholder of Merger Sub is UCB Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of the outstanding shares of common stock, par value $0.001 per share, of the Company (collectively, the “Shares”), (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the Company’s stockholders vote to approve the adoption of this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into a Voting and Support Agreement with Parent and Merger Sub (the “Voting Agreement”), pursuant to which such stockholders will, among other things, vote their Shares in favor of the adoption of this Agreement and take certain other actions in furtherance of the transactions contemplated hereby, in each case, subject to the terms and conditions thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.             Definitions.  (a)  As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement which (i) contains provisions limiting the disclosure or use of nonpublic information of or with respect to the Company that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement, (ii) does not include any provision calling for any exclusive right to negotiate with any Third Party and (iii) does not have the effect of prohibiting the Company from satisfying any of its obligations hereunder.

“Acquisition Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent, Merger Sub or one or more of their respective Affiliates) from any Person or group that contemplates or relates to: (i) any merger, consolidation, amalgamation, share exchange, business combination, asset purchase, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction that would result in such Person or group directly or indirectly acquiring beneficial ownership of (A) 20% or more of any class of voting equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (B) businesses or assets (including capital stock of the Subsidiaries of the Company) that constitute 20% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; or (ii) any sale or license of, or joint venture or partnership with respect to, zilucoplan (also known as RA101495) or its finished product, zilucoplan extended release (XR), or any oral C5 inhibitor, any Factor D inhibitor or any other complement inhibitors, in each case, owned by the Company or any of its Subsidiaries.

“Action” means any action, cause of action, claim, litigation, suit, grievance, citation, summons, subpoena, investigation, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding commenced, brought, conducted or heard by or before any Governmental Authority or any arbitrator or arbitration panel, in each case of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Antitrust Law” means the HSR Act and any other applicable Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York; Boston, Massachusetts; London, United Kingdom; or Brussels, Belgium are authorized or required by applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement or other contractual obligation between the Company or any of its Subsidiaries, on the one hand, and any labor organization or other authorized employee representative representing Service Providers, on the other hand.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2018 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2018.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof related to this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means any employee of the Company or any of its Subsidiaries.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to: (i) the condition (financial or otherwise), business, assets, liabilities or results of operations of the Company and its Subsidiaries; provided that, for purposes of the foregoing clause (i), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States or any other country or region in the world, or conditions in the global economy generally, (B) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, including changes of applicable Law (or the interpretation thereof) or in general regulatory conditions or changes in GAAP or other accounting standards (or the interpretation thereof) (it being understood and agreed that this clause (B) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Laws or conditions in such industry), (C) changes in general political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) or earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (D) the announcement of this Agreement or the pendency of the transactions contemplated by this Agreement or the identity of Parent (or any of its Affiliates) as the acquiror of the Company, including, in each case, to the extent directly resulting therefrom, (x) any termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (y) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, or distributors (it being understood and agreed that this clause (D) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the performance of obligations hereunder or thereunder), (E) the results of any clinical trials being conducted by or on behalf of any competitors of the Company (or the announcements thereof), or any determination by, or delay of a determination by, the FDA or any other Governmental Authority, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the approvability, labeling, contents of package insert, prescribing information, risk management profile, CMC matters, pre-approval inspection matters, requirement to the results of any pre-clinical or clinical testing sponsored by, in each of the foregoing cases in this clause (E), any competitor of the Company or such competitor’s respective collaboration partners (other than, if applicable, the Company or any of its Subsidiaries), (F) any recommendations, statements or other pronouncements published or proposed by professional medical organizations or any Governmental Authority, or any panel or advisory body empowered or appointed thereby, in each of the foregoing cases in this clause (F), to the extent relating to product candidates of any competitor of the Company, (G) any action taken by the Company at the written request of Parent that is not expressly required to be taken by the terms of this Agreement, the taking of any action expressly required by the terms of this Agreement (other than pursuant to clause (1) or clause (2) of Section 6.01), or the failure of the Company to take any action that the Company is expressly prohibited by the terms of the Agreement from taking, (H) changes in the market price or trading volume of the Shares, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or financial results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, financial plans or forecasts of its revenues, earnings or other financial performance or financial results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such underlying cause would otherwise be excepted from this definition), (I) changes in general conditions in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in exchange rates for the currencies of any countries and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world or (J) any Actions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company in connection with the Merger or any of the other transactions contemplated by this Agreement; provided, further, that with respect to the foregoing clauses (A), (B), (C) and (I), any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred if it disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other companies and their respective Subsidiaries, taken as a whole, of comparable size, operating in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of any such Effect will be taken into account in determining whether a Company Material Adverse Effect has occurred; or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Company Product” means any drug, device, or combination product (as those terms are defined under the FDCA or comparable foreign applicable Laws) or product candidate researched, developed, tested, made, manufactured, sold, offered for sale, shipped, distributed, commercialized, imported, exported, marketed, promoted, or otherwise used in the business of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has the right to receive payment, including zilucoplan (also known as RA101495) or its finished product, zilucoplan extended release (XR), oral C5 inhibitor, Factor D inhibitor and other complement inhibitors.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of May 23, 2019, between the Company and UCB Biopharma SPRL, an Affiliate of Parent.

“Consulting Agreement” means each consulting, service provider, change in control or other agreement between the Company or any of its Subsidiaries, on the one hand, and any Independent Contractor, on the other hand.

“Continuing Employee” means each Company Employee employed by the Company or any of its Subsidiaries immediately prior to the Effective Time whose employment with the Surviving Corporation, Parent or any of their respective Affiliates continues without interruption after the Effective Time.

“Contract” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, commitment or undertaking, whether written or oral, to which such Person is a party or by which such Person or such Person’s properties or assets are bound.

“Copyrights” means any writings and other works (including literary, pictorial and graphic works), whether copyrightable or not, in any jurisdiction (domestic and foreign), and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction (domestic and foreign), and any renewals or extensions thereof.

“DTC” means The Depository Trust Company.

“Effect” means any event, state of facts, circumstance, change, occurrence, development, condition or effect.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits, and any plan maintained under Section 401(k) of the Code), in each case (A) whether or not written and (B) that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the

Company or any of its Affiliates for the current or future benefit of any current or former Service Provider or their dependents, or for which the Company or any of its Subsidiaries has or would be reasonably expected to have any current or future liability.

“Employment Agreement” means each employment agreement or offer letter between the Company or any of its Subsidiaries, on the one hand, and any current or former Company Employee, on the other hand.

“Environmental Laws” means any applicable Laws or any agreement with any Governmental Authority or other Person, concerning public health and safety, worker health and safety, exposure to Hazardous Substances, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substance or otherwise regulated materials, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, odor, toxic mold, radiation or radon.

“Environmental Permits” means all Permits relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“Equity Incentive Plans” means, collectively, the Company’s 2010 Stock Incentive Plan and the Company’s 2016 Stock Award and Incentive Plan, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any Person means any other Person that, together with such first Person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exploit” (and correlate terms such as “Exploitation” or “Exploited”) means to research, develop (including seeking, obtaining or maintaining Regulatory Approval), test, manufacture, have manufactured, produce, fill, finish, package, label, import, export, use, have used, sell, offer for sale, have sold, prescribe, administer, commercialize, register, store, hold or keep (whether for disposal or otherwise), transport, ship, distribute, promote, market, price, supply or otherwise dispose of, or to license or otherwise permit any Person to conduct any of the foregoing.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act.

“Finance Documents” means the term facility agreement dated on or around the date of this Agreement, among, inter alios, Parent and UCB Biopharma SPRL as borrowers, the guarantors named therein, BNP Paribas Fortis SA/NV and Bank of America Merrill Lynch International Designated Activity Company as arrangers, and BNP Paribas Fortis SA/NV as agent (and as amended, amended and restated, or replaced from time to time).

“Financing Adverse Event” means (i) any material breach or default by any party to the Finance Documents of which Parent has actual knowledge, (ii) the receipt of any written notice from any Financing Source with respect to any actual or potential material breach, default, termination or repudiation by any party to the Finance Documents of any provisions of the Finance Documents or the definitive agreements with respect to the Financing (other than as a consequence of the expiry of the availability period in accordance with the terms of the Finance Documents), or (iii) Parent otherwise determining in good faith that it will not be able to obtain all or any material portion of the amount of the Financing under the Finance Documents reasonably necessary, when taken together with all other sources of funding available for payment of the aggregate Merger Consideration, for the payment thereof on the Closing Date.

“Financing Conditions” means the conditions precedent set forth in or referenced in Clause 4 (Conditions of Utilisation) of the Finance Documents or such equivalent conditions precedent in the Finance Documents following any amendment, restatement or replacement of the Finance Documents.

“Financing Sources” means the financial institutions identified in the Finance Documents, collectively with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and Representatives, any substitute, replacement or alternative financial institution permitted by Section 8.07, and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Good Clinical Practice” means the applicable Laws governing the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, including, as applicable, as promulgated by the FDA in 21 C.F.R. Parts 50, 54, 56 and 312, or any comparable foreign applicable Laws.

“Good Laboratory Practice” means the applicable Laws governing the conduct of nonclinical laboratory studies, including, as applicable, as promulgated by the FDA in 21 C.F.R. Part 58, or any comparable foreign applicable Laws.

“Good Manufacturing Practice” means the applicable Laws governing the manufacturing and quality of active pharmaceutical ingredients, finished pharmaceutical products, devices and combination products, other components in finished pharmaceutical products, and packaging and labeling materials, including, as applicable, as promulgated by the FDA in 21 C.F.R. Parts 4, 210, 211 and 820, or that otherwise apply under 21 U.S.C. § 351, or any comparable foreign applicable Laws.

“Governmental Authority” means any (i) any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality and (ii) any entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities, including any notified body licensed, authorized or approved to assess and certify the conformity of a medical device with the requirements of the EU Medical Devices Directive 93/42/EEC, the EU Medical Devices Regulation (EU) 2017/745, and applicable harmonized standards.

“Hazardous Substance” means (i) substances that are defined or listed, in, or otherwise regulated pursuant to applicable Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants,” “contaminants,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, (ii) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iii) any explosives or any radioactive materials, (iv) asbestos in any form, (v) polychlorinated biphenyls, (vi) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), and (vii) infectious waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Licenses” means all (i) non-exclusive licenses contained in shrink-wrap, click-wrap, click-through or other similar Contracts for commercial off the shelf computer software and related services that are generally available on nondiscriminatory pricing terms and (ii) non-exclusive licenses that are merely incidental to the transaction contemplated in any Contract, the commercial purpose of which is primarily for something other than such license, and which licenses are not material to the business of the Company or any of its Subsidiaries, such as (A) a sales or marketing Contract that includes a license to use the Trademarks of the Company or its Subsidiaries for the purposes of promoting the Company’s or its Subsidiaries’ products or services, (B) the portion of a vendor Contract that permits the applicable vendor to identify the Company or its Subsidiaries as customers of the vendor or (C) the portion of a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that contains a license of Intellectual Property Rights.

“Indemnified Person” means (i) any current or former director, officer or employee of the Company or any of its Subsidiaries and (ii) any Person who is serving or who served as a director, officer, member, trustee or fiduciary of any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, in each case prior to the Effective Time and at the request of the Company or any of its Subsidiaries.

“Independent Contractor” means any individual, or entity that is wholly owned by an individual and established for such purposes, who or that is an independent contractor, consultant or other service provider (other than an employee) of the Company or a Subsidiary of the Company.

“Intellectual Property Rights” means any and all (i) Trademarks, (ii) Patents, (iii) Trade Secrets, information, knowledge, experience, skills, drawings, blue prints, utility models, technology, inventions, discoveries and improvements, including manufacturing information and processes, assays, engineering and other manuals and drawings, standard operating procedures, flow diagrams, regulatory, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, research records and similar data and information, (iv) Copyrights, (v) moral rights, data and database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) all forms and types of computer software (including source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing),

(vii) any other intellectual property or proprietary rights and (viii) all rights under or relating to any of the foregoing granted under any Contract.

“Intervening Event” means any material Effect that was neither known to, nor reasonably foreseeable by, the Company as of or prior to the date hereof, and which becomes known to the Board of Directors after the date hereof and prior to the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement); provided that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule, which, for purposes of Section 4.15 only, shall include such actual knowledge after making due inquiry of the Company’s outside intellectual property counsel as specified in Section 1.01(b) of the Company Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, code, constitution, principle of common law, ordinance, rule, regulation, judgment, decree, injunction, ruling, order, decision, or other legal or regulatory requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or similar restriction of any kind in respect of such property or asset, including any restriction on the transfer or voting of any security or other asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Nasdaq” means the Nasdaq Stock Market LLC.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned, whether wholly or jointly with others, by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement on or before the End Date.

“Patent” means any national or multinational statutory invention registrations, patents and patent applications issued or applied for in any jurisdiction, including all certificates of invention, provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, patents of addition, utility models, inventors’ certificates and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application.

“Permit” means each grant, license, franchise, permit, easement, variance, exception, exemption, waiver, consent, certificate, registration, accreditation, approval, authorization, concession, decree, confirmation, qualification or other similar authorization of any Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company 10-K, (iv) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, (v) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (vi) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental applicable Law, including any easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, but only if the same are not being violated by the current use of such real property or the operation of the business of the Company and its Subsidiaries, and (vii) with respect to Intellectual Property Rights, any licenses granted pursuant to Contracts listed on Section 4.19(a) of the Company Disclosure Schedule and any Incidental Licenses.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.

“Proxy Statement” means the proxy statement relating to the Company Stockholders’ Meeting, as amended or supplemented from time to time, together with all annexes, schedules or exhibits thereto (including the letter to stockholders, notice of meeting and form of proxy), as required to be filed with the SEC.

“Regulation S-K” means Regulation S-K promulgated under the 1933 Act.

“Regulation S-X” means Regulation S-X promulgated under the 1934 Act.

“Regulatory Approval” means any Permit, clearance, notification, registration or authorization of any Governmental Authority necessary to commercially distribute, sell or market a drug, device, or combination product in any jurisdiction.

“Required Information” means, as of any date, information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving, term loan and bridge facilities, including any financial information and data derived from the historical books and records of the Company and its Subsidiaries, and any projections as to future financial performance of the Company and its Subsidiaries, in each case that is required to permit Parent, its Subsidiaries and their advisors to prepare pro forma financial statements and projections.

“Review Board” means all institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Company Product in any jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Provider” means any director, officer, employee or individual Independent Contractor of the Company or any of its Subsidiaries (including any Company Employee).

“Subsidiary” means, with respect to any Person, any other Person of which (i) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (ii) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests of which) are at any time directly or indirectly owned or controlled by such Person.

“Superior Proposal” means a bona fide written Acquisition Proposal made after the date hereof that: (i) did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 6.04; (ii) if consummated, would result in any Person or group (other than Parent or its Affiliates) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated assets of the Company and its Subsidiaries or more than 50% of the total voting power of the equity securities of the Company; and (iii) the Board of Directors determines in good faith, after considering the advice of its outside financial advisor and outside legal counsel, (A) if consummated, would result in a transaction more favorable (taking into account all legal, regulatory and financing aspects of the proposal and all other factors the Board of Directors deems relevant) to the Company’s stockholders than the transactions contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.04(d)(ii)) and (B) is reasonably likely to be consummated on the terms proposed.

“Tax” means (i) any federal, state, local, foreign or supranational income, gains, alternative or add-on minimum tax, base erosion minimum, diverted profits, gross income, withholding, estimated, gross receipts, sales, use, ad valorem, value added, goods and services, transfer, franchise, fringe benefit, capital stock, profits, license, registration, payroll, social security (or equivalent) or any other applicable social contribution, employment, unemployment, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), commercial rent, financial transaction, stamp, stamp duty, environmental, windfall profit, unclaimed property, escheat, and other tax of any kind, and any other similar fees, governmental charges, levies, excises, duties or assessments of any kind whatsoever, together with any interest, penalty, inflation linkage or addition thereto under applicable Law and (ii) any penalty (and interest with respect thereto) imposed for the failure to timely file, properly to file or timely to file any Tax Return.

“Tax Law” means all former or currently applicable Laws relating to or regulating the assessment, determination, reporting, collection or imposition of Taxes.

“Tax Return” means any report, return, declaration, statement, information return, claim for refund, declaration of estimated payments, voucher or other document, together with any schedule and attachment thereto and any amendment thereof, filed or required to be filed with any Taxing Authority in connection with Taxes.

“Tax Sharing Agreement” means any Tax allocation, apportionment, sharing, or indemnification agreement or arrangement, other than any agreement that is (i) pursuant to an ordinary-course commercial Contract the primary purpose of which does not relate to Taxes or (ii) solely among the Company and its Subsidiaries.

“Taxing Authority” means any Governmental Authority having jurisdiction over or responsible for the assessment, determination, reporting, collection or administration of Taxes.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and all other confidential know-how and confidential information and rights in any jurisdiction (domestic and foreign), including confidential recipes, ideas, formulae, formulations, compositions, specifications, techniques, data, results, methods, processes, schematics, prototypes, models, designs, customer lists and supplier lists.

“Trademarks” means trademarks, service marks, trade names, business marks, brand names, certification marks, trade dress, logos, corporate names, trade styles, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

“Willful Breach” means a party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s knowing and intentional material breach of any of its covenants or other agreements set forth in this Agreement, which material breach is the primary cause of, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would be the primary cause of a failure of any of the conditions set forth in Article 9 to be satisfied.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04(d)(i)(D)
Agreement	Preamble
Alternative Acquisition Agreement	6.04(d)(i)(D)
Board of Directors	Recitals
Board Recommendation Notice	6.04(d)(ii)
Book-Entry Shares	2.02(a)
Capitalization Date	4.05(a)
Certificate	2.02(a)
Certificate of Merger	2.01(c)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company RSUs	2.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Awards	2.05(b)
Company Stock Options	2.05(a)
Company Stockholders’ Meeting	6.02(b)
Company Subsidiary Securities	4.06(b)
Consideration Fund	2.03(a)
CTA	4.23(c)
D&O Insurance	7.02(c)
DGCL	Recitals
Effective Time	2.01(c)
Employee Schedule	4.17(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
ESPP	2.06
FCPA	4.12(b)
Final Exercise Date	2.06
Final Offering Period	2.06
Financial Advisor	4.20
Financing	5.06
First Extended End Date	10.01(b)(i)
IND	4.23(c)
Initial End Date	10.01(b)(i)
Lease	4.19(a)(ix)
Leased Real Property	4.14(b)
Legal Restraint	9.01(b)
Letter of Transmittal	2.03(b)
Material Contract	4.19(a)
Merger	2.01(a)

Term	Section
Merger Consideration	2.02(a)
Merger Sub	Preamble
Non-DTC Book-Entry Share	2.03(c)
Parent	Preamble
Parent Benefit Plans	7.03(b)
Paying Agent	2.03(a)
Preferred Shares	4.05(a)
Representatives	6.04(a)
Requisite Company Vote	4.02(a)
Sanctions	4.12(b)
Shares	Recitals
Surviving Corporation	2.01(a)
Termination Fee	10.02(b)
Transaction Litigation	6.10
Voting Agreement	Recitals

SECTION 1.02.                                        Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions, table of contents and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  If a term used herein is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”  References to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder.  References to any agreement or Contract are to that agreement or Contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or Contract listed on the Company Disclosure Schedule, all such amendments, modifications, supplements, extensions and renewals must also be listed in the appropriate Section thereof.  References to any Person include the successors and permitted assigns of that

Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law,” “laws” or to a particular statute or Law shall be deemed also to include any applicable Law. References to “foreign” or words of similar import shall be deemed to refer to any jurisdictions outside the United States. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.  Where used with respect to information, the phrases “delivered to Parent or Merger Sub or its Representatives” or “made available to Parent or Merger Sub or its Representatives” means that the information referred to either has been physically or electronically delivered by the Company or its Representatives to Parent or its Representatives, or was posted and is accessible to Parent and its Representatives in the “data room” established by the Company with Merrill DataSite, in each case in this sentence at least one Business Day prior to the date hereof.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE 2
THE MERGER

SECTION 2.01.                                        The Merger.  (a)  Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b)                                 Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place: (i) in New York City at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018 as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; or (ii) at such other place or time or on such other date as Parent and the Company may mutually agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c)                                  At the Closing, the Company and Merger Sub shall file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required by the DGCL in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger).

(d)                                 The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the foregoing, and subject thereto, from and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges, immunities, licenses, franchises and authority and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under this Agreement and the DGCL.

SECTION 2.02.                                        Conversion of Shares.  At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(a)                                 Except as otherwise provided in Section 2.02(b) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $48.00 in cash, without interest (the “Merger Consideration”).  As of the Effective Time, each certificate formerly representing any Shares (each, a “Certificate”) and each Share formerly represented in book-entry form (each, a “Book-Entry Share”) shall automatically be canceled and all Shares represented thereby shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03.

(b)                                 Each Share held by the Company as treasury stock and each Share held by Parent, Merger Sub or any wholly owned Subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be canceled, and no payment shall be made with respect thereto.

(c)                                  Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

SECTION 2.03.                                        Surrender and Payment.  (a)  Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”), for the purpose of exchanging for the Merger Consideration (i) the Certificates and (ii) the Book-Entry Shares.  On the Closing Date, Parent or one of its Affiliates shall make available to the Paying Agent, as needed, the aggregate Merger Consideration payable in respect of all the Shares converted in accordance with Section 2.02(a) and represented by the Certificates and the Book-Entry Shares (such cash, the “Consideration Fund”).  In the event the Consideration Fund shall be insufficient to pay the Merger Consideration (including on account of any Merger Consideration returned to Parent pursuant to Section 2.03(h)) or any Merger Consideration becomes payable after a holder of Shares fails to perfect, waives, withdraws or otherwise loses the right to appraisal under

Section 262 of the DGCL, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount equal to the deficiency required to make such payments.  The Consideration Fund shall not be used for any other purpose.

(b)                                 With respect to Certificates, promptly (and in any event not later than the third (3rd) Business Day) after the Effective Time , Parent shall send, or shall cause the Paying Agent to send, to each holder of record of each such Certificate (i) a notice advising such holder of the effectiveness of the Merger, (ii) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.09) to the Paying Agent (a “Letter of Transmittal”) and (iii) instructions for surrendering a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.09) to the Paying Agent. Upon surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.09) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required by the Paying Agent pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Share represented by such Certificate pursuant to Section 2.02(a).  Any Certificate that has been so surrendered shall be canceled by the Paying Agent. Until so surrendered or transferred, as the case may be, and subject to the terms of Section 2.04, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof.  No interest shall be paid or shall accrue on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Shares.

(c)                                  With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), promptly (and in any event not later than the third (3rd) Business Day) after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each holder of record of a Non-DTC Book-Entry Share (i) a notice advising such holders of the effectiveness of the Merger, (ii) a Letter of Transmittal and (iii) instructions for surrendering the Non-DTC Book-Entry Share to the Paying Agent.  Upon surrender to the Paying Agent of Non-DTC Book-Entry Shares by book-receipt of an “agent’s message” by the Paying Agent in accordance with the terms of the Letter of Transmittal and accompanying instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration payable for each such Non-DTC Book-Entry Share pursuant to Section 2.02(a).

(d)                                 With respect to Book-Entry Shares held through DTC, the Company and Parent shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Book-Entry Share pursuant to Section 2.02(a).

(e)                                  With respect to any Certificate or Non-DTC Book Entry Share, if any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Non-DTC Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Non-DTC Book-Entry Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any Taxes required to be paid by the Paying Agent, Parent or their respective Affiliates as a result of such payment to a Person other than the registered holder of such Certificate or Non-DTC Book-Entry Share or establish to the satisfaction of the Paying Agent and Parent that such Tax has been paid or is not payable.

(f)                                   Until disbursed in accordance with this Agreement, the cash in the Consideration Fund will be invested by the Paying Agent as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Shares and (ii) following any such losses or events that result in the Consideration Fund becoming not immediately available or that result in the amount of funds in the Consideration Fund being insufficient to promptly pay the portion of the aggregate Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares to the extent of such insufficiency. Any interest and other income resulting from such investments shall be paid solely to Parent.

(g)                                  From and after the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(h)                                 Any portion of the Consideration Fund (and any earnings, interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent or one of its Affiliates, upon demand, and any such holder who has not exchanged its Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat or similar laws), as general creditors thereof, for payment of the Merger Consideration in respect of such Shares without any interest thereon.  Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall be liable to any holder of Shares for any amounts paid to a Governmental Authority pursuant to applicable abandoned property, escheat or similar laws.  If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i)                                     Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent or one of its Affiliates upon demand.

(j)                                    All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares.

SECTION 2.04.                                        Dissenting Shares.  Notwithstanding Section 2.02 or any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time (other than Shares canceled in accordance with Section 2.02(a)) and held by a holder who did not vote in favor of the adoption of this Agreement or the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal for such Shares in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL shall not be converted into the right to receive the Merger Consideration, but shall be entitled only to such rights as a granted by Section 262 of the DGCL, unless such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL.  If, either before or after the Effective Time, such holder fails to perfect, waives, withdraws or otherwise loses the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the appraisal provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted pursuant to Section 2.02(a) as of the Effective Time into, and shall represent only, the right to receive the Merger Consideration in accordance with Section 2.03 upon surrender of such Certificate formerly representing such Share or transfer of such Book-Entry Share, as the case may be.  The Company shall give Parent prompt written notice of any demands received by the Company for appraisal of Shares, any waiver or withdrawal of any such demand, and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, offer to settle or settle, any such demands, or agree to do any of the foregoing.

SECTION 2.05.                                        Company Stock Awards.

(a)                                 Effective at or immediately prior to the Effective Time, each option (or portion thereof) to acquire Shares granted or issued pursuant to any Equity Incentive Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Stock Options”), whether or not then exercisable or vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, canceled and converted into the right to receive, promptly after the Effective Time, solely an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable per Share exercise price of such canceled Company Stock Option multiplied by (ii) the aggregate number of Shares subject to such Company Stock Option immediately prior to the Effective Time.  For the avoidance of doubt, if the per Share exercise price under any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled as of the Effective Time without payment therefor and shall have no further force or effect. From and after the Effective Time, each Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the corresponding amount determined in accordance with this Section 2.05(a), if any.

(b)                                 Effective at or immediately prior to the Effective Time, each restricted stock unit granted or issued pursuant to any Equity Incentive Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company RSUs” and, together with Company Stock Options, “Company Stock Awards”), whether or not then vested, shall be, by virtue of the Merger and without any action on the part of the holder thereof, canceled and converted into the right to receive, promptly after the Effective Time, solely an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of Shares subject to such Company RSU.

(c)                                  As soon as reasonably practicable following the Closing, but in any event no later than the later of twenty (20) days following the Closing and the Company’s first regular payroll date following the Closing, Parent shall, or shall cause, the Surviving Corporation or a Subsidiary thereof to pay, through Parent’s, the Surviving Corporation’s, or the applicable Subsidiary’s payroll system (and subject to withholding, if any, as provided in Section 2.08), to each former holder of a Company Stock Award that is a current or former employee of the Company, such holder’s payment due in accordance with Section 2.05(a) or 2.05(b), as the case may be. If any payment due under Sections 2.05(a) or 2.05(b) is payable to a holder of a Company Stock Award that is not a current or former employee, then the Surviving Corporation will issue a check for such payment to such former holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to such former holder as soon as reasonably practicable following the Closing.

(d)                                 Prior to the Effective Time, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall take all actions reasonably necessary or appropriate to effectuate the treatment of Company Stock Awards as contemplated in this Section 2.05 (including obtaining any required consents from holders of Company Stock Awards) and to terminate, effective as of the Closing Date and contingent upon the occurrence of the Closing, the Equity Incentive Plans, except with respect to the rights to payments contemplated in this Section 2.05.

SECTION 2.06.                                        Employee Stock Purchase Plan.  The Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall take all actions reasonably necessary to terminate the Company’s 2016 Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Closing Date, contingent upon the occurrence of the Closing, and to otherwise effectuate the treatment of the ESPP as contemplated in this Section 2.06. From and after the date hereof, (a) no new participants shall be permitted to participate in the ESPP, (b) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement and (c) except for the offering or purchase period under the ESPP that is in effect on the date hereof (the “Final Offering Period”), no offering or purchase period shall be authorized, continued or commenced following the date hereof.  If the Effective Time occurs during the Final Offering Period, (i) the final exercise date under the ESPP shall be such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) days prior to the Effective Time (the “Final Exercise Date”), (ii) each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase whole Shares in accordance with the terms of the ESPP as of the Final Exercise Date, which Shares, to the extent outstanding immediately prior to the Effective Time, shall be canceled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 2.02(a), (iii) the ESPP shall terminate effective as of the Closing Date and contingent upon the occurrence of the Closing, and no further rights shall be granted or exercised under the ESPP thereafter and (iv) as promptly as practicable following the purchase of Shares in accordance with the preceding clause (ii), the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase. To the extent required by the ESPP, the Company shall provide notice to all ESPP participants describing the treatment of the ESPP pursuant to this Section 2.06, subject to Parent’s right to review consistent with Section 7.03(e).

SECTION 2.07.             Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares (or securities convertible into, or exchangeable or exercisable for, Shares) shall have been changed into a different number of shares or into a different class (including by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or similar transaction, or stock dividend or distribution thereon with a record date during such period), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to reflect such change so as to provide Parent and the holder of Shares (or securities convertible into, or exchangeable or exercisable for, Shares) the same economic effect as contemplated by this Agreement prior to such event.  Nothing in this Section 2.07 shall be construed to permit the Company to take any action with respect to any Company Securities that is prohibited by the terms of this Agreement.

SECTION 2.08.             Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the payment of the Merger Consideration and any other amount payable to any Person pursuant to this Agreement any amount that is required to be deducted and withheld under applicable Tax Law.  Any amount that is properly deducted and withheld by the Paying Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, and remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Merger Sub, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

SECTION 2.09.             Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

SECTION 3.01.             Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 7.02, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 3.02.             Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that (a) references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name and (b) the bylaws of the Surviving Corporation will include the provisions in the bylaws of the Company as of the date hereof related to indemnification, advancement of expenses and exculpation from liability, which shall remain effective until thereafter further amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, applicable Law and Section 7.02.

SECTION 3.03.             Directors and Officers.  The parties hereto shall take all actions necessary so that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as set forth in this Article 4, except as expressly disclosed in: (a) the Company SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2019 and prior to the date of this Agreement (other than (i) any information that is contained in the “Risk Factors” or “Note Regarding Forward-Looking Statements” or similar sections of such Company SEC Documents and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company SEC Documents); provided that this clause (a) shall not apply to any of the representations and warranties set forth in Sections 4.01, 4.02, 4.05(a), 4.09, 4.20, 4.21 or 4.22; or (b) the Company Disclosure Schedule.

SECTION 4.01.             Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has delivered or made available to Parent a true and correct copy of the certificate of incorporation (including any certificate of designation), bylaws and other organizational documents, each as in effect, of the Company.

SECTION 4.02.             Corporate Authorization.  (a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly and validly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of, and to consummate, the transactions contemplated by this Agreement, except, with respect to the Merger, for (i) the adoption of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding Shares (the “Requisite Company Vote”) and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.  Other than the Requisite Company Vote, no vote of the holders of any class or series of capital stock or other securities of the Company is necessary to adopt this Agreement or approve or consummate the transactions contemplated hereby (including the Merger). The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Exceptions”).

(b)           At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to, and in the best interests of, the Company and the holders of the Shares, (ii) approved, adopted and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, in accordance with the requirements of the DGCL, and (iii) resolved to recommend that the Company’s stockholders vote to approve the adoption of this Agreement (such recommendation, the “Company Board Recommendation”). As of the date of this Agreement, the foregoing determinations and resolutions have not been rescinded, modified or withdrawn in any way.

SECTION 4.03.             Governmental Authorization.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, Permit from or filing by or with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with any applicable requirements of any Antitrust Law, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal or any foreign securities laws and the rules and requirements of Nasdaq and Euronext Brussels, and (iv) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           To the Company’s Knowledge, (i) the Company does not produce, design, test, manufacture, fabricate, or develop “critical technologies” as defined pursuant to 31 CFR § 801.204 and (ii) the Company is not a Pilot Program U.S. Business within the meaning of 31 C.F.R. § 801.213.

SECTION 4.04.             Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) subject to the receipt of the Requisite Company Vote, contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the comparable organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in clauses (i) through (iii) of

Section 4.03(a) and subject to the receipt of the Requisite Company Vote, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (i) through (iii) of Section 4.03(a), require any consent or other action by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding on the Company or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) inclusive, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.05.             Capitalization.  (a)  The authorized capital stock of the Company consists solely of (i) 150,000,000 Shares and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Shares”). As of October 8, 2019 (the “Capitalization Date”), there were outstanding (A) 47,096,399 Shares, (B) no Preferred Shares, (C) 6,166,101 Shares reserved for issuance under the Equity Incentive Plans, of which there were outstanding 5,521,391 Shares subject to issuance upon exercise of outstanding Company Stock Options, (D) 194,374 Shares subject to issuance upon settlement of Company RSUs issued under the Equity Incentive Plans, (E) 907,614 Shares reserved for issuance under the ESPP, and (F) rights to purchase a maximum of 21,866 Shares under the Final Offering Period pursuant to the ESPP.

(b)           All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Employee Plan or Company Security will be, when issued in accordance with the respective terms thereof and in compliance with the terms of this Agreement, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of the Capitalization Date, of each outstanding Company Stock Award, including (1) the name of the holder of such Company Stock Award, (2) the date of grant of such Company Stock Award, (3) the number of Shares subject to such Company Stock Award and (4) where applicable, the exercise price.  Each Company Stock Award has been granted in compliance in all material respects with all applicable securities laws or exemptions therefrom and all requirements set forth in the applicable Employee Plan and applicable award agreements.  The exercise price of each Company Stock Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant of such Company Stock Option and all such Company Stock Options are exempt from Section 409A of the Code.  At all times, the ESPP has qualified as an “employee stock purchase plan” under Section 423 of the Code, and all options to purchase shares under the ESPP (now outstanding or previously exercised or forfeited) have satisfied applicable Law, including the requirements of Section 423 of the Code. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any Shares, or any other capital stock or Company Securities, except upon the exercise of the Company Stock Options or vesting of Company RSUs, in each case outstanding as of the close of business on the Capitalization Date and as disclosed in Section 4.05(b) of the Company Disclosure Schedule.

(c)           There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 4.05, there are no other issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or ownership interests in, the Company, (ii) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, the Company or (iv) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or ownership interests in, the Company (the items in clauses (i) through (iv), including, for the avoidance of doubt, the Shares, being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any Contract with respect to the voting, registration or transfer of any Company Securities.

(d)           The Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien, other than restrictions arising under any applicable securities Laws, and there are no irrevocable proxies with respect to any such shares

(e)           None of the Shares or any Company Securities are owned by any Subsidiary of the Company.

SECTION 4.06.             Subsidiaries.  (a)  Each Subsidiary of the Company has been duly organized or incorporated, as applicable, is validly existing and (where applicable) in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization or incorporation, has all organizational powers and all Permits required to carry on its business in the places and in the manner as now conducted, except for those Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.   Section 4.06(a) of the Company Disclosure Schedule sets forth a true, accurate and complete list of the Subsidiaries of the Company, indicating for each such Subsidiary its respective jurisdiction of organization or incorporation, as the case may be. The Company has delivered or made available to Parent a true and correct copy of the applicable organizational documents, each as in effect, of each of the Company’s Subsidiaries.

(b)           All of the outstanding shares, capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid up and non-assessable and free of preemptive rights and are owned beneficially and legally, and solely, by the Company, directly or indirectly (through another of the Company’s Subsidiaries), free and clear of any Lien (other than restrictions arising under any applicable securities Laws). There are no issued, reserved for issuance or outstanding (i) shares or other securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares, capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any shares, capital stock or other voting securities of, or ownership or economic interests in, any Subsidiary of the Company or (iii) restricted shares, restricted stock units, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share, capital stock or other voting security of, or ownership interest in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  Except for the shares, capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any shares, capital stock or other voting securities of, or ownership interests in, any Person.  All dividends or distributions declared, made or paid by the Subsidiaries of the Company have been declared, made or paid in accordance with the applicable Subsidiary’s constitutional documents, all applicable Law and any agreements or arrangements made with any Third Party regulating the payment of dividends and distributions.  No Company Subsidiary Securities have been issued and no transfer of any such shares has been registered (where applicable), except in accordance with all applicable Laws and the organizational documents of the relevant Subsidiary of the Company, and all transfers have been duly stamped (where applicable).

SECTION 4.07.             SEC Filings and the Sarbanes-Oxley Act.  (a)  Since January 1, 2017, the Company has timely filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated or otherwise hyperlinked therein, the “Company SEC Documents”). As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Documents.  No Subsidiary of the Company is, or at any time has been, required to file any reports, schedules, forms, statements or other documents with the SEC or similar foreign Governmental Authority.

(b)           As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of Nasdaq, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)           As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)           Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)           The Company and its Subsidiaries have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the 1934 Act) as required by Rule 13a-15 under the 1934 Act, as applicable.  Such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  To the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)            The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any material deficiencies or weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal controls.  The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2017.

(g)           No securitization transactions or other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K) exist or have been effected by the Company or its Subsidiaries since January 1, 2017.

(h)           The Company has complied with and is in compliance in all material respects with all applicable listing and corporate governance rules, regulations and requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the SEC and with the Sarbanes-Oxley Act.  There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.

(i)            Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are complete and correct as of their respective dates in all material respects.

(j)            There are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any other Person (other than the Company and its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K that are not appropriately disclosed in the Company SEC Documents.

SECTION 4.08.             Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (a) as of their respective dates of filing with the SEC complied as to form in all material respects with the rules and regulations of the SEC with respect thereto and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be expressly indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements which are not material in the aggregate).  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP.

SECTION 4.09.             Information in the Proxy Statement.  (a)  The information to be contained in, or incorporated by reference in, the Proxy Statement (or any amendment or supplement thereto) will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Proxy Statement will comply in all material respects as to form with the requirements of the 1934 Act and the rules and regulations promulgated thereunder, and any other applicable Law.

(b)           Notwithstanding the foregoing in this Section 4.09, the Company makes no representation with respect to statements made or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.10.             Absence of Certain Changes.  Since the Company Balance Sheet Date, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

SECTION 4.11.             No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, known, unknown, determined, determinable or otherwise, other than (a)

liabilities or obligations disclosed and reserved for in the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2019 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2019, (b) liabilities or obligations arising out of or in connection with this Agreement and the transactions contemplated hereby and (c) liabilities or obligations (including liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2019) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.12.             Compliance with Laws, Permits and Court Orders.  (a)  Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries, is, and since January 1, 2017 has been, in material compliance with all applicable Laws. Since January 1, 2017, none of the Company or its Subsidiaries has received written or, to the Company’s Knowledge, oral notice of or, to the Knowledge of the Company, is under investigation with respect to, any violation of any applicable Law.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)           In the past five (5) years, none of the Company or any of its Subsidiaries, or, to the Company’s Knowledge, any of their respective directors, officers, consultants, agents or other Persons, in each case, acting for or on their behalf, has taken any action that would result in a violation by such Person of (i) the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”) or any other anti-corruption or anti-bribery applicable Law, (ii) any economic sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, Her Majesty’s Treasury or any applicable prohibited party list maintained by any U.S. Governmental Authority, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”) and (iii) any applicable Law relating to export controls.  The Company has conducted its business in compliance with the FCPA (and any state or foreign equivalents) and any other anti-corruption applicable Law (including the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the U.S. False Claims Act (31 U.S.C. § 3729 et seq.), and any state or foreign equivalents), Sanctions and applicable Laws relating to export controls, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has instituted and maintained policies and procedures reasonably designed to promote and ensure compliance with all such laws described in the prior sentence.

(c)           None of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any of their respective directors, officers, consultants, agents or other Persons, in each case, acting for or on their behalf, is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions or (ii) located, organized or resident in a country or region that is the subject of Sanctions.

(d)           The Company and its Subsidiaries hold all material Permits necessary or advisable to conduct their respective businesses in the places and in such manner in which such businesses are currently being conducted, and: (i) such Permits are valid and in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened Action by any Governmental Authority to suspend, cancel, modify, terminate or revoke any such Permit; (ii) the Company and each of its Subsidiaries are in compliance with the terms and requirements of such Permits; and (iii) the Company and each of its Subsidiaries is not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default under or would reasonably be expected to result in any suspension, cancellation, modification, termination or revocation of, any such Permit, except, in each case of clauses (i) through (iii) inclusive, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.13.             Litigation.  As of the date hereof, there is no Action pending against or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened Actions, would be before) or by any Governmental Authority or arbitrator, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 4.14.             Properties.  (a)  The Company and its Subsidiaries have good title to, or good and valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and in compliance with this Agreement, in each case free and clear of all Liens (other than Permitted Liens).

(b)           Except as has not been, and would not reasonably be expected to be, material to the business of the Company, each Lease is valid and in full force and effect. Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and correct list of all Leases, including all material modifications, amendments, supplements, waivers and side letters thereto, in each case identifying the tenant or lessee and the landlord or lessor under each such Lease and the address of the real property associated with such Lease (such property, together with all rights, title and interest of the Company or any Subsidiary in and to leasehold improvements relating thereto, including security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”).  Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the performance by the Company of this Agreement and the transactions contemplated hereby will not result in the termination of, or in any increase of any material amounts payable under, any Lease or will require the consent or approval from any party to any such Lease and (ii) the Company or its applicable Subsidiary enjoys peaceful and undisturbed possession of the Leased Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any interest in real property.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the plants, buildings, structures, equipment and tangible personal property owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries have no material defects and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), and the fixtures and improvements on the Leased Real Property are suitable for the current operation of the business of the Company and its Subsidiaries, and (ii) to the Company’s Knowledge, all improvements and other equipment used in connection with the business of the Company and its Subsidiaries is located entirely on the Leased Real Property.  To the Company’s Knowledge, the Leased Real Property and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or similar Law applicable to the Leased Real Property, or under the applicable Lease. To the Knowledge of the Company, the current use of the Leased Real Property and all parts thereof as aforesaid does not violate any restrictive covenant affecting the Leased Real Property.  To the Knowledge of the Company, none of the Company or any of its Subsidiaries has received any notice of any pending or threatened condemnation Action with respect to any of the real property it leases, licenses or otherwise occupies, and neither the whole or any material portion of the Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired.  No Person leases, subleases, licenses or otherwise has the right to use or occupy any of the Leased Real Property other than the Company or any Subsidiary of the Company.

SECTION 4.15.             Intellectual Property.  (a)  Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration included in the Owned Intellectual Property Rights, specifying as to each such item, as applicable (i) the owner (or the co-owners) thereof, (ii) the jurisdiction (foreign and domestic) in which such item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of such item, and (iv) the date of application and issuance or registration of such item.

(b)           The Company and its Subsidiaries are the sole, exclusive and record owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Lien except for Permitted Liens.  The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.  There exist no material restrictions on the disclosure, use, license or transfer of the Company Intellectual Property Rights, except as provided by the terms of the Contracts set forth on Section 4.19(a) of the Company Disclosure Schedule. The Company or one of its Subsidiaries, as applicable, has a valid license or sublicense to use the Licensed Intellectual Property Rights in connection with the operation of its business as currently conducted and contemplated to be conducted, subject only to the terms of the Contracts contemplated by Section 4.19(a) and the Incidental Licenses.  The consummation of the transactions contemplated by this Agreement will not (i) alter, encumber, impair or extinguish any rights of the Company or its Subsidiaries under any Company Intellectual Property, (ii) impair the right of Parent to develop, use, sell, license or dispose of, or to bring any Action for the infringement of, any Owned Intellectual Property Rights or, to the extent such rights thereunder are currently held by the Company or any of its Subsidiaries, any Licensed Intellectual Property Rights, or (iii) through the operation of any Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound, encumber any of the Company Intellectual Property.

(c)           Except pursuant to the terms of the Contracts set forth on Section 4.19(a)(ii)(B) of the Company Disclosure Schedule and the Incidental Licenses, neither the Company nor any of its Subsidiaries has granted any license with respect to, or authorized the retention of any rights in, any Owned Intellectual Property Rights.  Notwithstanding the foregoing, the Company has not granted any exclusive license with respect to, or authorized the retention of any exclusive rights in, any Owned Intellectual Property Rights, other than pursuant to the Contracts set forth on Section 4.15(c) of the Company Disclosure Schedule.

(d)           No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used in any material respect to create, in whole or in part, any material Company Intellectual Property, except for use of facilities or personnel that does not result in such Governmental Authority or educational institution obtaining ownership of, or use rights to, such Company Intellectual Property, and does not require or otherwise obligate the Company or any of its Subsidiaries to grant or offer to any such Governmental Authority or educational institution any license or other right to such Company Intellectual Property.  To the Knowledge of the Company, no current or former Service Provider who contributed to the creation or development of the Owned Intellectual Property Rights has performed services for a Governmental Authority or any university, college, research institute or other educational institution related to the Company’s business as presently conducted during a period of time during which such Service Provider was also performing services for the Company or any of its Subsidiaries.

(e)           All necessary registration, maintenance, and renewal fees due in connection with the prosecution and maintenance of applications or registrations for the Owned Intellectual Property Rights have been timely paid, except for such fees pertaining to applications or registrations which the Company has decided in its good faith business judgment not to pay because the applications or registrations are no longer economically justifiable or needed for the conduct of the business. All necessary documents, recordations, and certificates in connection with the applications or registrations for the Owned Intellectual Property Rights have been filed with the relevant Patent, Copyright, Trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Owned Intellectual Property Rights registered in such jurisdictions, except for such applications or registrations which the Company has decided in its good faith business judgment to withdraw, abandon, or allow to lapse, in each case because they are no longer economically justifiable or needed for the conduct of the business. There are no actions that must be taken by the Company or any of its Subsidiaries within ninety (90) days of the Closing Date that, if not taken, will result in the loss of any of the Owned Intellectual Property Rights, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to U.S. Patent and Trademark Office (or equivalent authority) actions, documents, applications, or certificates for the purposes of obtaining, maintaining, perfecting, or preserving or renewing any of the Owned Intellectual Property Rights, except for such Owned Intellectual Property Rights which the Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business.

(f)            To the Knowledge of the Company, there is no, and since January 1, 2017 there has been no, Action pending against, or threatened against or affecting, the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (including the Exploitation of any Company Product) (i) based upon, or challenging or seeking to deny or restrict, any right of the Company or any of its Subsidiaries in any of the Company Intellectual Property, or (ii) alleging that any of the Company Intellectual Property is invalid or unenforceable. To the Knowledge of the Company, there is no information, materials, facts, or circumstances that would render any of the Owned Intellectual Property Rights invalid or unenforceable or would adversely affect any pending application for any of the Owned Intellectual Property Rights. To the Knowledge of the Company, it has not misrepresented, or failed to disclose, and there are no misrepresentations of or failure to disclose, any fact or circumstance in any application for any Owned Intellectual Property Rights that would constitute fraud, inequitable conduct, or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any such Owned Intellectual Property Rights.

(g)           None of the Company or any of its Subsidiaries has infringed, contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no, and since January 1, 2017, there has been no, Action pending against or, to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or affecting the conduct of the respective businesses of the Company or any of its Subsidiaries as presently conducted (including the research, development, manufacture, marketing, promotion, offering for sale, sale or other commercialization, shipment, import, export or distribution, as applicable, of any Company Product) (i) alleging that the use of any of the Company Intellectual Property or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe, contribute to the infringement of, or otherwise violate any Intellectual Property Right of any Person or (ii) alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right of any Person.  Since January 1, 2017, neither the Company nor any of its Subsidiaries has received from any Person any offer to license any Intellectual Property Rights of such Person in connection with any actual or threatened claim of infringement, misappropriation or other violation of any such Intellectual Property Rights.

(h)           None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or in the case of pending Patent applications included in the Owned Intellectual Property Rights, have been the subject of a final and unappealable finding of unpatentability.  All issued Patents, registered Trademarks and registered Copyrights included in the Owned Intellectual Property Rights are, to the Knowledge of the Company, valid, enforceable, in full force and effect and subsisting in all material respects.

(i)            To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or any Intellectual Property Right exclusively licensed to the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)            The Company and its Subsidiaries have taken commercially reasonable actions in accordance with current industry practice to maintain the confidentiality of all Intellectual Property Rights of the Company or any of its Subsidiaries, the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof (including any Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries), and no such confidential Intellectual Property Rights have been disclosed, and access to such Intellectual Property Rights has not been provided to any Person, other than to employees, Independent Contractors, Service Providers, representatives and agents of the Company or any of its Subsidiaries, and Third Parties who had a need to know such information, all of whom are bound by written confidentiality agreements that protect such Intellectual Property Rights. To the Knowledge of the Company, no Service Provider or agent of the Company or any of its Subsidiaries is in default or breach of any confidentiality or non-disclosure agreement, or any confidentiality provisions of any employment agreement or other such agreement, with the Company or such Subsidiary relating to the protection, ownership, development, use, or transfer of any Intellectual Property Rights of the Company or any of its Subsidiaries.

(k)           To the extent that any Intellectual Property Right has been developed or created by a Third Party (including any current or former Service Provider) for the Company or any of its Subsidiaries, the Company or one of its Subsidiaries, as the case may be, has a written agreement with such Third Party with respect thereto pursuant to which such Person has agreed to hold all Intellectual Property Rights in confidence, and the Company or one of its Subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid and unrestricted right to Exploit, sufficient for the conduct of its business as currently conducted or disclosed in the Company SEC Documents as being proposed to be conducted, such Intellectual Property Right. In each case where the Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any Person (including any Service Provider), the Company or such Subsidiary obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights to the Company or such Subsidiary, and the Company or such Subsidiary has recorded each such assignment with the U.S. Patent and Trademark Office or its respective equivalents in any relevant foreign jurisdiction.

(l)            Following the Closing, the Surviving Corporation will have all of the rights of the Company under the Company Intellectual Property, to the same extent that the Company would have had if the Merger had not occurred, and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that the Company would otherwise be required to pay.

(m)          The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted in all material respects and, to the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The Company and each of its Subsidiaries take commercially reasonable actions in accordance with current industry practice to protect the confidentiality, integrity and security of the material IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup,

(ii) disaster avoidance and recovery procedures and (iii) business continuity procedures, in each case consistent with current industry practices. Since January 1, 2017, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have experienced any cybersecurity incidents, or unauthorized use, access, intrusion or theft, and there have been no outages of, or disruptions to, the Company’s or any of its Subsidiaries’, IT Assets that have materially and adversely affected the operation of the business of the Company and its Subsidiaries.

(n)           Since January 1, 2017, the Company and its Subsidiaries have complied in all material respects with (i) all applicable Laws relating to privacy, data protection and the collection and use of personal information gathered or accessed by the Company or its Subsidiaries in the course of the operations of the Company and its Subsidiaries and (ii) all published rules, policies and procedures established by the Company or any of its Subsidiaries with respect to the foregoing. Since January 1, 2017, the Company has not received written notice, and is not otherwise aware of, any claims that have been asserted or threatened against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal information, confidentiality or other sensitive or protected data or rights under any applicable Laws.  To the Knowledge of the Company, there have been no material security breaches in the information technology systems used by or on behalf of the Company or its Subsidiaries.

SECTION 4.16.             Taxes.

(a)           Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)            All Tax Returns required by Tax Law to be filed with any Taxing Authority by the Company and each of its Subsidiaries have been timely filed in accordance with applicable Tax Laws. All Tax Returns filed by the Company or any of its Subsidiaries are true, correct and complete in all respects. No extension or waiver of the statute of limitations with respect to the time to assess Taxes of the Company or any of its Subsidiaries has been granted, which grant remains in effect, or has been requested where such request remains currently pending.

(ii)           No claim has been made by any Taxing Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return to the effect that the Company or the relevant Subsidiary, as applicable, is or may be subject to Taxation by, or required to file any Tax Return in, such jurisdiction.

(iii)          All Taxes due and payable by the Company and each of its Subsidiaries have been timely paid in full or are being contested in good faith by adequate proceedings (and with respect to which an adequate accrual has been reserved for on the books of the Company or the applicable Subsidiary in accordance with GAAP). The Company and each of its Subsidiaries has properly withheld, and paid over to the appropriate Taxing Authority, all amounts of Tax required to be withheld from any payment (including any dividend, royalty or interest payment) to any Company Employee, Independent Contractor, creditor, stockholder, vendor or other Person and has complied with all record keeping and information reporting obligation under applicable Tax Law in connection therewith.

(iv)          There is no Action (including any refund litigation, deficiency, proposed adjustment or other matter in controversy) now pending or, to the Knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any amount of Taxes or any Tax Return.

(v)           Any deficiency of Taxes in respect of the Company or any of its Subsidiaries that has been asserted as a result of any pending or completed audit or examination by any Taxing Authority has been timely paid, or is being contested in good faith and has been reserved for on the books of the Company or other applicable Subsidiary.

(vi)          Neither the Company nor any of its Subsidiaries has entered into, or participated in, any reportable transaction within the meaning of Section 6707A(c)(1) of the Code or any corresponding or similar provision of state, local or foreign applicable Law.

(vii)         None of the Company or any of its Subsidiaries is maintaining a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a country other than the country in which it is organized.

(viii)        Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Law) or as transferee or successor, or (C) has any liability or potential liability to another Person under any Tax Sharing Agreement.

(ix)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or to exclude any item of deductions from, taxable income from any Tax period (or portion thereof) ending after the Closing as a result of any (A) change in method of accounting for a Tax period (or portion thereof) ending prior to the Closing, (B) closing agreement as described in Section 7121 of the Code executed prior to the Closing, (C) election under Section 108(i) of the Code, (D) installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, or cash method of accounting adopted, in each case, used prior to the Closing, (E) open transaction disposition entered into prior to Closing, (F) prepaid amount received prior to Closing, (G) excess loss account in existence at Closing, (H) gain recognition agreement (within the meaning of Treasury Regulations Section 1.367-8) entered into before Closing, (I) dual consolidated loss arising prior to the Closing, or (J) any comparable provisions of foreign, supranational, state or local Tax Law. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to pay the net Tax liability under Section 965 of the Code in installments.

(b)           Section 4.16(b) of the Company Disclosure Schedule contains a complete and correct list of all foreign jurisdictions in which the Company or any of its Subsidiaries currently files income Tax Returns.

(c)           There are no material Liens in respect of Taxes with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(d)           Neither the Company nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code or any material closing agreement under any similar provision of state, local or foreign applicable Law. There is no request for a private letter ruling, technical advice memorandum or similar document with respect to the Company or any Subsidiary now pending with the IRS. The Company has made available to Parent accurate and complete copies of all private letter rulings, technical advice memoranda and similar documents received by the Company or any of its Subsidiaries from the IRS since their respective formation.

(e)           None of the Company or any of its Subsidiaries (i) was a distributing corporation or a controlled corporation in any transaction intended to qualify under Section 355 of the Code in the two (2) year period ending on the date of this Agreement, (ii) is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code, (iii) is or has ever been a surrogate foreign corporation as described in Section 7874(b) of the Code or (iv) owns stock in a corporation with respect to which the Company or any of its Subsidiaries maintains a positive balance in its extraordinary disposition account within the meaning of Section 1.245A-5T(c)(3) of the Treasury Regulations.

(f)            For purposes of this Section 4.16, all representations and warranties made with respect to the Company or any of its Subsidiaries are, to the extent the Company or its Subsidiaries are liable for such Taxes, equally made with respect to any of their respective predecessors.

SECTION 4.17.             Employee Benefit Plans; Labor Matters.  (a) Section 4.17(a) of the Company Disclosure Schedule lists each material Employee Plan, including any (i) Employment Agreement with a Service Provider (other than Employment Agreements terminable at-will without the payment of severance or provision of prior notice) and (ii) any Employee Plan providing any retention, change in control or other similar benefits or payments.  The Company has furnished to Parent with respect to each Employee Plan required to be listed on Section 4.17(a) of the Company Disclosure Schedule, (A) a copy thereof (or a description, if such plan is not written) and all amendments thereto, (B) the most recent summary plan description and summary of material modifications thereto, (C) the most recently filed IRS Form 5500 and accompanying schedules and attachments thereto for each Employee Plan required to file IRS Forms 5500, (D) the most recently prepared actuarial reports and financial statements, (E) all material, non-routine correspondence relating thereto received from or provided to the

Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past three years, (F) all material, non-routine correspondence with any Company Employee regarding any Employee Plan, and (G) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Employee Plan.  No Employee Plans cover Service Providers whose work location is outside the United States.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, no current Company Employee or Independent Contractor is a party to, or is otherwise bound in any way by, any Contract that would reasonably be expected to interfere with the performance of such Person’s duties to the Company or its Subsidiaries.

(c)           The Company has made available to Parent a true and complete list in all material respects (the “Employee Schedule”) that sets forth, as of October 9, 2019, for each Company Employee, each such Company Employee’s employee identification number, job title, base salary or wage rate, target annual bonus opportunity, whether part-time or full-time and status as exempt or non-exempt under the Fair Labor Standards Act.  The United States is the principal place of employment or engagement for each Company Employee and Independent Contractor.

(d)           Neither the Company nor any of its ERISA Affiliates sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has any direct or indirect liability with respect to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA); (iii) a pension plan subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (iv) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA or applicable state Law); or (v) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) is so qualified, and no event has occurred since the date of such determination that would reasonably be expected to result in the loss of such qualification and (ii) is subject to a currently effective determination letter, or opinion letter on which the Company or applicable Subsidiary that is the plan sponsor is entitled to rely, from the IRS.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Employee Plan has been established, maintained, funded and administered in compliance with its terms and with all applicable Law, including ERISA and the Code, (ii) no Action (other than routine claims for benefits) is pending against or, to the Company’s Knowledge, is threatened against any Employee Plan, (iii) all returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Employee Plans have been timely filed or delivered and (iv) neither the Company nor any of its ERISA Affiliates nor, to the Knowledge of the Company, any of their directors, officers, employees or agents, nor any fiduciary, trustee or administrator of any Employee Plan or trust created under any Employee Plan, has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA.

(g)           No asset of any Employee Plan intended to be qualified under Section 401(a) of the Code consists of employer securities (within the meaning of Section 407(d)(1) of ERISA).

(h)           No Employee Plan provides or promises, and neither the Company nor any of its Subsidiaries have promised to provide in the future, any post-employment health, medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than (i) as required by applicable Law, (ii) coverage through the end of the month of employment termination in accordance with the terms of the Employee Plan or (iii) under an Employment Agreement or separation agreement made available to Parent).

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions, premiums and payments that are due have been made for each Employee Plan within the time periods prescribed by the terms of such plan and applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under GAAP.

(j)            Except as expressly required under this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan, (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Employee Plan or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (without regard to subsection (b)(4) thereof).

(k)           Each Employee Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established and operated in compliance with Section 409A of the Code in all material respects. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code.

(l)            Neither the Company nor any of its Subsidiaries is, nor has it been since January 1, 2017, a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and there is no, and, since January 1, 2017, there has not been any, material organizational campaign, petition or other unionization activity pending, or to the Knowledge of the Company, threatened, seeking recognition of a collective bargaining unit relating to any Company Employee.

(m)          As of the date hereof, there are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority.  There is no, and since January 1, 2017, there has not been, any labor strike, slowdown, stoppage, picketing, material interruption of work or lockout pending against the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is any such action threatened.

(n)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws relating to labor and employment, including (i) those relating to labor management relations, wages, hours, overtime, employee classification, equal opportunity, discrimination, sexual harassment, disability accommodation, protected leave, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, wage payment, the payment and withholding of Taxes and workers compensation and (ii) the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

(o)           To the Company’s Knowledge, in the last three (3) years ending on the date hereof, (i) no allegations of sexual harassment have been made against any former or current executive officer of the Company or any of its Subsidiaries and (ii) the Company and its Subsidiaries have not entered into any settlement agreements related to allegations of sexual harassment by a Service Provider.

SECTION 4.18.             Environmental Matters.  (a) No written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action or review is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law that would reasonably be expected to result in material liabilities or obligations to the Company. The Company and its Subsidiaries are and have for the past five years been in compliance in all material respects with all Environmental Laws and all Environmental Permits. To the Knowledge of the Company, there has been no material release of any Hazardous Substance at, from, in, on, under, to or about any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries or by any predecessors of the Company or any of its Subsidiaries. There are no material liabilities or obligations of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such material liability or obligation.

(b)           Neither the execution of this Agreement by the Company nor the consummation by the Company of the Merger will require any material investigation, remediation or other action with respect to any Hazardous Substance, or any notice to or consent of any Governmental Authority, pursuant to any applicable Environmental Law.

SECTION 4.19.             Material Contracts.  (a)  Section 4.19(a) of the Company Disclosure Schedule contains an accurate and complete list of the following Contracts to which the

Company or any of its Subsidiaries is a party or by which such Person is, or any of its properties or assets are, bound as of the date hereof (each such Contract required to be listed on Section 4.19(a) of the Company Disclosure Schedule, whether or not so listed, a “Material Contract”):

(i)            any Contract (A) relating to the supply or manufacturing of any Company Product, (B) under which clinical or non-clinical data is generated that would need to be included in any Regulatory Approval (or filing or application therefor) in respect of a Company Product or (C) relating to any other partnership, joint venture, strategic alliance, collaboration, material research and development project or other similar arrangement;

(ii)           any Contract (excluding Incidental Licenses) pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right;

(iii)          any Contract with any Governmental Authority;

(iv)          any stockholders’, investor rights, registration rights, tax receivables or similar or related Contract or arrangement, or any Contract or arrangement relating to the exercise of any voting rights in respect of any Company Securities;

(v)           any Contract containing “most favored nation” or similar preferential pricing provisions, any exclusive dealing arrangement or any arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right;

(vi)          any Contract that obligates the Company (together with its Subsidiaries) to make aggregate payments in excess of (A) $250,000 in the current or any future calendar year or (B) $500,000 in the aggregate;

(vii)         any Contract (A) for the disposition of all, or any significant portion of, the assets (including any Intellectual Property Rights) or business of the Company or any of its Subsidiaries, (B) for the acquisition of, directly or indirectly, a material portion of the assets (including any Intellectual Property Rights) or business of any other Person (whether by merger, sale of stock or assets or otherwise) or (C) related to any acquisition or divestiture and that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations);

(viii)        any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or any other material contingent payment obligations, in each case that is not terminable by the Company or its Subsidiaries without penalty without more than sixty (60) days’ notice;

(ix)          any lease, sublease or other agreement under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (whether as lessor or lessee) (each, a “Lease”);

(x)           any indemnification agreements between (A) the Company or any of its Subsidiaries and any Indemnified Person or (B) any Indemnified Person and the relevant corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise in respect of which such Indemnified Person serves or has served;

(xi)          any Contract relating to indebtedness for borrowed money, any guarantees thereof or the granting of Liens over the property or assets of the Company or any of its Subsidiaries;

(xii)         any Contract relating to any loan or other extension of credit made by the Company or any of its Subsidiaries;

(xiii)        any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any products or services of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain products or services from any Person, or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries); and

(xiv)        (A) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or (B) any other Contract that is material to the Company and its Subsidiaries, taken as a whole, in each case ((A) and (B)) other than any Employment Agreements, Employee Plans and Contracts described in any of the foregoing clauses of this Section 4.19(a).

(b)           The Company has made available to Parent prior to the date hereof a true and complete copy of each Material Contract.  Except as has not been, and would not reasonably be expected to be, material to the business of the Company, each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company or its applicable Subsidiary party thereto, subject to the Enforceability Exceptions. Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Material Contract, has breached or violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a breach or a default under the provisions of such Material Contract, and (ii) neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

SECTION 4.20.             Finders’ Fees.  Except for Centerview Partners LLC (the “Financial Advisor”), there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with any of the transactions contemplated by this Agreement.

SECTION 4.21.             Opinion of Financial Advisor.  The Board of Directors has received the opinion of the Financial Advisor, as financial advisor to the Company, that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, qualifications and limitations and other matters set forth therein, the Merger Consideration to be paid to holders of the Shares (other than (a) Shares in respect of which the holders thereof are entitled to appraisal rights in accordance with Section 2.04, (b) Shares that are canceled in accordance with Section 2.02(b) and (c) any Shares held by any Affiliate of the Company or Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.  The Company shall deliver a correct and complete copy of such written opinion of the Financial Advisor to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 4.22.             Antitakeover Statutes.  Assuming that the representations of Parent and Merger Sub contained in Section 5.08 are true, accurate and complete, (a) the Board of Directors has taken all action necessary to exempt the Merger, the execution, delivery and performance of this Agreement and the Voting Agreement, and the consummation of the transactions contemplated hereby or thereby from the restrictions on business combinations set forth in Section 203 of the DGCL and (b) no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.  There is no stockholder rights plan, “poison pill” or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

SECTION 4.23.             Regulatory Matters.  (a)  Since January 1, 2017, all Company Products have been and are being researched, developed, tested, manufactured, labeled, distributed, shipped, imported, exported or otherwise Exploited in compliance, in all material respects, with all applicable Laws, including applicable requirements under the FDCA, FDA regulations promulgated thereunder, including those relating to drug and device research and development, device design, testing, manufacture, labeling, distribution, import, export, advertising and promotion, recordkeeping and filing of reports, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice, or any comparable state and foreign applicable Laws, in each case, as applicable.

(b)           Neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any Third Parties acting on behalf of the Company or any of its Subsidiaries, has received any written or, to the Company’s Knowledge, oral notice or other written communication from the FDA or any other Governmental Authority, or any Review Board, alleging any material violation of any applicable Law relating solely to any Exploitation activity of a Company Product, including any failure to maintain systems and programs adequate to ensure compliance with any applicable Law related to Company Product quality, including, as applicable, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice,

by the Company, any of its Subsidiaries, or any Third Party acting on behalf of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, nor any Third Parties acting on behalf of the Company or any of its Subsidiaries (but solely to the extent related to any Exploitation activity of a Company Product), has received any (i) warning letters or untitled letters, or (ii) notices of enforcement action or other documents issued by or, to the Company’s Knowledge, oral communications from the FDA or any other Governmental Authority, or any Review Board, that allege material noncompliance with any applicable Law by the Company or any of its Subsidiaries, or by Persons who are otherwise performing services for the benefit of the Company or any of its Subsidiaries.

(c)           All animal studies or other preclinical tests performed in connection with or as the basis for any submission to the FDA or other comparable Governmental Authority, filed under an Investigational New Drug Application (“IND”), Clinical Trial Application (“CTA”) or other foreign equivalent or that the Company or any of its Subsidiaries anticipates will be submitted to the FDA or other comparable Governmental Authority in support of any clinical investigation of any Company Product either (i) have been or are being conducted in accordance, in all material respects, with applicable Good Laboratory Practice, or (ii) involved experimental research techniques that were not required by applicable Law to be performed in accordance with Good Laboratory Practice and have otherwise complied in all material respects with applicable Law.

(d)           All human clinical trials conducted by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Third Party on behalf of the Company or any of its Subsidiaries, wherever conducted in any jurisdiction inside or outside the United States, have been and are being conducted in compliance in all material respects with all applicable Laws, including, (i) for those human clinical trials subject to the FDA’s Good Clinical Practice requirements, those rules and regulations governing “Informed Consent” and “Institutional Review Boards,” as those terms are defined by the FDA, and (ii) for those human clinical trials that are also subject to other Laws of other territories, the applicable Laws relating to clinical trials or the protection of human subjects of those territories .

(e)           No human clinical trial conducted or sponsored by or on behalf of the Company or any of its Subsidiaries, or to the Company’s Knowledge, by a Third Party on behalf of the Company or any of its Subsidiaries concerning a Company Product has been terminated or suspended by the FDA or any other applicable Governmental Authority or any Review Board, and to the Company’s Knowledge, neither the FDA or any other applicable Governmental Authority nor any Review Board has commenced or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend, materially modify, or materially restrict, any previous, proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or any of its Subsidiaries.

(f)            There is not and since January 1, 2017, there has not been, and to the Company’s Knowledge, there is no threat by any Governmental Authority or clinical investigators of, any return or defect of any Company Product proposed to be used during a clinical investigation, nor has the Company issued any replacements, safety alerts or any other written notice to an investigator or Governmental Authority asserting potential lack of safety or regulatory compliance with respect to any Company Product used in or to be used during a clinical investigation, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in the foregoing or a termination or suspension of developing and testing of any such Company Product.

(g)           To the extent required by applicable Laws, all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in accordance with such applicable Laws.

(h)           Since January 1, 2017, all personal data collected, disclosed, or otherwise processed by the Company or any of its Subsidiaries have been, and are being, collected, processed and disclosed in material compliance with applicable Laws, including, to the extent applicable, the U.S. Health Insurance Portability and Accountability Act of 1996 and the implementing regulations of the U.S. Department of Health and Human Services, or any foreign equivalent, and other applicable privacy Laws. Except as it would not reasonably be expected, individually or in the aggregate, to result in any material liability or obligation to the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Third Party acting on behalf of the Company or any of its Subsidiaries, has received any: (i) written or, to the Company’s Knowledge, oral notice or complaint alleging non-compliance with Law relating to the collection, processing and disclosure of information or data; (ii) written or, to the Company’s Knowledge, oral claim for compensation for loss or unauthorized collection, processing or disclosure of data; or (iii) written or, to the Company’s Knowledge, oral notification of an application for rectification, erasure or destruction of information or data that is still outstanding.

(i)            All manufacturing operations conducted by or, to the Company’s Knowledge, for the benefit of, the Company or any of its Subsidiaries involving a Company Product have been and are being conducted in accordance, in all material respects, with applicable current Good Manufacturing Practice requirements.

(j)            Neither the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any other Person acting on behalf of or for the benefit of the Company or any of its Subsidiaries, is currently marketing, distributing, selling or otherwise commercializing, or has ever marketed, distributed, sold or otherwise commercialized, any Company Product currently under development, whether in or outside the United States.

(k)           All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for, or submitted in connection with, any plan to conduct clinical investigations, when submitted to the FDA or such other comparable Governmental Authority, were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or such other comparable Governmental Authority.

(l)            Neither the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, employee or agent acting for the Company or any of its Subsidiaries, (i) has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed any act, made any statement, or failed to make any statement, in each case, relating to a Company Product or the development or manufacturing thereof, that would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in or that has resulted in (A) debarment under 21 U.S.C. Section 335a or any similar U.S. state or federal applicable Law or (B) exclusion from participating in the U.S. federal health care programs under Section 1128 of the U.S. Social Security Act or any similar state or federal applicable Law.  To the Company’s Knowledge, no Actions that would reasonably be expected to result in such a debarment or exclusion are pending or threatened against the Company, any of its Subsidiaries, or any of the directors, officers, employees or agents of the Company or any of its Subsidiaries.

(m)          There is not, and there has not been, since January 1, 2017, any Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries with respect to (i) a violation by the Company or any of its Subsidiaries of any applicable Law, or (ii) any alleged injuries to a participant in any clinical trial conducted by or on behalf of the Company or any of its Subsidiaries concerning a Company Product.

(n)           Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

SECTION 4.24.             Transactions with Affiliates.  Other than awards granted under the Equity Incentive Plans, none of the following Persons is or has been since January 1, 2017 a party to any actual or proposed transaction, Contract, commitment, arrangement or understanding with the Company or has engaged in any transaction with the Company or any of its Subsidiaries: (a) any present or former officer or director the Company or any of its Subsidiaries; (b) any beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of any class of securities of the Company or any of its Subsidiaries or (c) to the Knowledge of the Company, any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any Person described in the foregoing clauses (a) or (b).

SECTION 4.25.             Insurance.  The Company has delivered or otherwise made available to Parent prior to the date hereof a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries.  Except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all insurance policies and fidelity bonds maintained by the Company or any of its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued, (ii) as of the date of this Agreement, there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters thereof, (iii) the Company and its Subsidiaries are in compliance with the terms of all insurance policies and fidelity bonds maintained by the Company or any of its Subsidiaries, and (iv) the Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies or bonds.

SECTION 4.26.             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 4, neither the Company, its Subsidiaries, nor any Representative or other Person acting on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

SECTION 5.01.             Corporate Existence and Power.  Each of Parent and Merger Sub has been duly organized or incorporated, as applicable, is validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization or incorporation, and has all organizational powers and all Permits required to carry on its business as now conducted, except for those Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All of the issued and outstanding capital stock of Merger Sub is owned indirectly by Parent.

SECTION 5.02.             Corporate Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the organizational powers of Parent and Merger Sub and have been duly authorized by all necessary organizational action, subject to the approval and adoption of this Agreement by the sole stockholder of Merger Sub, following the execution and delivery of this Agreement.  Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

SECTION 5.03.             Governmental Authorization.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with respect to Parent or Merger Sub by or with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of any Antitrust Law, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal or any foreign securities laws and the rules and requirements of Nasdaq and Euronext Brussels, and (d) any actions or filings the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.04.             Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in clauses (a) through (c) of Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (c) assuming compliance with the matters referred to in clauses (a) through (c) of Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding on Parent or any of its Subsidiaries or any Permit affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d) inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 5.05.             Information Supplied.  (a)  The information with respect to Parent or any of its Subsidiaries that Parent supplies to the Company specifically for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto), on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           Notwithstanding the foregoing in this Section 5.05, Parent makes no representation with respect to statements included or incorporated by reference in the Proxy Statement (or any amendment or supplement thereto) based upon information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06.             Financing.  On the Closing Date, Parent will have sufficient cash, available lines of credit or other sources of immediately available funds to satisfy Parent’s cash payment obligations under this Agreement on the Closing Date, including payment of the Merger Consideration and any fees and expenses of, or payable by, Parent or Merger Sub in connection with the Merger or the Financing.  Parent has delivered to the Company true, complete and correct copies of the Finance Documents as of the date of this Agreement, redacted in a customary manner, pursuant to which the Financing Sources have agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Financing”). Neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Financing that would have the effect of reducing the amount of the Financing below the amount required, when taken together with all other sources of funding available for payment of the aggregate Merger Consideration, to pay the Merger Consideration on the Closing Date, or the effect of increasing the conditionality of the availability of such

Financing, in each case other than as set forth in the Finance Documents and other than in a manner that Parent in good faith considers to be immaterial to the availability of the Financing on the Closing Date. Parent has not received notice and is not aware that any of the respective commitments contained in the Finance Documents have been withdrawn or rescinded in any respect.  The Finance Documents are in full force and effect and represent a valid, binding and enforceable obligation of Parent, subject to the Enforceability Exceptions. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Finance Documents.  Assuming satisfaction of the conditions set forth in Section 9.01 and Section 9.02, Parent has no reason to believe that (a) any of the Financing Conditions will not be satisfied or (b) the Financing will not be made available to Parent on the Closing Date.

SECTION 5.07.             No Other Operations.  Merger Sub was formed solely for the purpose of effecting the Merger.  Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

SECTION 5.08.             Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.  None of Parent, Merger Sub nor any of their Affiliates directly or indirectly owns any Shares.

SECTION 5.09.             Finders’ Fees.  Except for Bank of America Merrill Lynch International DAC and Lazard Frères & Co. LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or Merger Sub upon consummation of the transactions contemplated by this Agreement.

SECTION 5.10.             No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 5, neither Parent, its Subsidiaries (including Merger Sub), nor any Representative or other Person acting on behalf of the Parent or its Subsidiaries makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

ARTICLE 6
COVENANTS OF THE COMPANY

SECTION 6.01.             Conduct of the Company.  Except (w) as required by applicable Law, (x) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required or expressly provided for by this Agreement or (z) as provided in Section 6.01 of the Company Disclosure Schedule, during the period from the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, (1) conduct its business in the ordinary course consistent with past practice, (2) use reasonable best efforts to preserve intact its present business organization, keep available the services of its directors, officers, key employees and key consultants and maintain its existing business relationships and goodwill with those Persons having significant business relationships with it, and (3) without limiting the generality of the foregoing, not:

(a)           amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)           (i) split, combine or reclassify any shares of its capital stock or any other equity securities (including the Shares), (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends payable by any of wholly owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any Company Securities or any Company Subsidiary Securities, in each case, other than (A) as provided by any Employee Plan, (B) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Stock Options in order to pay the exercise price of such Company Stock Options, (C) the withholding of Shares to satisfy Tax obligations with respect to Company Stock Options or Company RSUs or (D) the acquisition by the Company of Company RSUs in connection with the forfeiture of such Company RSUs;

(c)           (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Shares upon the exercise of Company Stock Options or purchase rights under the ESPP, in each case that are outstanding on the date hereof in accordance with their respective terms on the date hereof and in compliance with the terms of this Agreement, (B) any Shares upon the vesting of any Company RSUs that are outstanding on the date hereof in accordance with their respective terms on the date hereof and (C) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company; or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)           incur any capital expenditures (or any obligations or liabilities in respect thereof), other than (i) those set forth in the capital expenditure plan set forth on Section 6.01(d) of the Company Disclosure Schedule or (ii) unbudgeted capital expenditures in an amount not to exceed, in the aggregate, $1,000,000;

(e)           acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g)           sell, assign, lease, license or otherwise transfer, abandon, dispose of or permit to lapse, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets (including any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries), securities, properties, interests or businesses, other than (i) sales of obsolete equipment in the ordinary course of business consistent with past practice, (ii) non-exclusive licenses of Intellectual Property Rights in the ordinary course of business consistent with past practice that are not material to the Company or its Subsidiaries, (iii) the abandonment or lapsing of any Intellectual Property Rights which the Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business or (iv) pursuant to Contracts existing as of the date of this Agreement and listed on Section 4.19(a) of the Company Disclosure Schedule;

(h)           transfer any Intellectual Property Rights owned by or licensed to the Company or any of its Subsidiaries to, or to any Person incorporated or organized under the Laws of, any jurisdiction outside the United States;

(i)            (i) extend, amend, waive, cancel or modify any material rights in or to the Company Intellectual Property in a manner that is adverse to the Company or its Subsidiaries, (ii) fail to diligently prosecute any material Patent application owned by the Company or any of its Subsidiaries or the Licensed Intellectual Property Rights for which the Company or any of its Subsidiaries controls the prosecution thereof as of the date of this Agreement, except for such applications which Company has decided in its good faith business judgment are no longer economically justifiable or needed for the conduct of the business, or (iii) divulge, furnish or make accessible any material Owned Intellectual Property Rights that constitute Trade Secrets, other than in the ordinary course of business (consistent with past practice) to any Third Party that is subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(j)            make any loans, advances or capital contributions to, or investments in, any other Person, or re-invest any funds or monies in any assets or securities with a credit rating lower than those assets or securities into which such funds or monies are invested as of the date hereof, in each case, in an amount in excess of $500,000 in the aggregate;

(k)           create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries;

(l)            (i) other than in the ordinary course of business consistent with past practice, renew, enter into, amend or modify in any material respect or terminate any Material Contract or any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement (except the expiration or renewal of any Material Contract in accordance with its terms); provided that the renewal, entry into, amendment or modification in any material respect, or termination of any Contract described in clauses (i)(A), (iv), (v), (viii), (xiii) or (xiv)(A) of Section 4.19(a) shall not be deemed to be in the ordinary course of business consistent with past practice; or (ii) waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(m)          except as required by any Employee Plan, Employment Agreement or Consulting Agreement as in effect on the date hereof: (i) with respect to any current or former Service Provider, (A) grant or increase any compensation, bonus, severance, retention, change in control, termination pay, welfare or other benefits to (or amend any existing severance pay or termination arrangement), other than annual increases in base compensation in the ordinary course of business consistent with past practice, (B) discretionarily accelerate the vesting or payment of any equity or equity-based awards held by any current or former Service Provider, (C) grant any equity or equity-based awards to any current or former Service Provider, or (D) establish, adopt, enter into, or materially amend any Employee Plan or Collective Bargaining Agreement; (ii) recognize any new union, works council or similar employee representative with respect to any current or former Service Provider; (iii) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or Section 4999 of the Code; or (iv) hire or engage the services of any individual as a Service Provider or terminate the service of any such Service Provider other than for cause;

(n)           commence any offering or offering period, or otherwise issue or grant any awards of purchase rights under the ESPP;

(o)           fail to keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than such policies that expire or are terminated by their terms (in which event the Company or its applicable Subsidiary shall use reasonable best efforts to renew, replace or extend such policies) or changes to such policies made in the ordinary course consistent with past practice;

(p)           change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X, as agreed to by its independent public accountants;

(q)           settle, or offer or propose to settle, (i) any Action (except with respect to immaterial routine matters in the ordinary course of business) in excess of $500,000 individually or $2,000,000 in the aggregate, (ii) any stockholder Action or dispute against the Company or any of its officers or directors or (iii) any other Action or dispute that relates to the transactions contemplated hereby;

(r)            (i) unless required by applicable Tax Law or consistent with past practice, change any material Tax election, material Tax accounting period or material method of Tax accounting, make any material Tax election, or adopt any material Tax accounting method, (ii) amend any income Tax Return or other material Tax Return, or (iii) without the prior written consent of Parent, enter into any closing agreement with respect to Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(s)            agree, resolve or commit to do any of the foregoing;

provided that nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses, assets and properties. Notwithstanding anything in this Agreement to the contrary, no consent of Parent shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon the advice of outside antitrust legal counsel, violate applicable Antitrust Law.

SECTION 6.02.             Proxy Statement; Company Stockholders’ Meeting.  (a)  As promptly as reasonably practicable, and no later than twenty (20) Business Days following the date of this Agreement, the Company shall prepare, in consultation with Parent, and file with the SEC the preliminary Proxy Statement.  Subject to Section 6.04(d)(ii), the Company and the Board of Directors shall include the Company Board Recommendation in the Proxy Statement.  Each of the Company and Parent shall furnish all information concerning itself and its respective Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each of the Company and Parent covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement (or any amendment or supplement thereto) will, on the date the Proxy Statement is first mailed to the Company’s stockholders or at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or on the date of the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading.  The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments (written or oral) of the SEC with respect to the Proxy Statement.  The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement.  The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating them to the Company’s stockholders and a reasonable opportunity to review and comment on all responses to requests for additional information, and shall consider any comments proposed by Parent in good faith.  The Company will cause the definitive Proxy Statement to be mailed at the earliest reasonably practicable date to the Company’s stockholders entitled to vote at the Company Stockholders’ Meeting (and in any event no later than twenty (20) days before the date of the Company Stockholders’ Meeting), and shall use its reasonable best efforts (subject to Section 6.04) to obtain the necessary adoption of this Agreement by the stockholders entitled to vote thereon.  If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading, the party that discovers such information shall promptly notify the other party and correct such information, and the Company shall file an appropriate amendment or supplement describing such information with the SEC.

(b)           Unless this Agreement is terminated in accordance with its terms, and notwithstanding any Adverse Recommendation Change, the Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Company Vote (the “Company Stockholders’ Meeting”) with a record date and meeting date to be selected after reasonable consultation with Parent, which meeting date shall be no later than thirty (30) Business Days after (i) the tenth day after the preliminary Proxy Statement has been filed with the SEC (or if such date is not a Business Day, the next succeeding Business Day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if by such tenth day the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. Subject to an Adverse Recommendation Change in accordance with 6.04(d)(ii), the Company shall use its reasonable best efforts to obtain the Requisite Company Vote.  Unless this Agreement is terminated in accordance with its terms, the Company shall (A) provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis and (B) give written notice to Parent one day prior to the Company Stockholders’ Meeting, and on the day of, but prior to the Company Stockholders’ Meeting, indicating whether as of such date sufficient proxies representing the Requisite Company Vote has been obtained. Notwithstanding anything to the contrary contained herein, unless this Agreement is terminated in accordance with its terms, the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided that if at any time following the dissemination of the Proxy Statement, either the Company or Parent determines in good faith that the Requisite Company Vote is unlikely to be obtained at the Company Stockholders’ Meeting, including due to an absence of quorum, then each of the Company and Parent shall have the right to require an adjournment or postponement of the Company Stockholders’ Meeting for the purpose of soliciting additional votes in favor of the adoption of this Agreement; provided, further, that the Company Stockholders’ Meeting shall not be adjourned or postponed in accordance with the foregoing sentence by more than an aggregate of thirty (30) days from the originally-scheduled date, or to a date on or after the fifth Business Day preceding the End Date.  Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholders’ Meeting if (1) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law, or (2) the Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholders’ Meeting in order to give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent or otherwise made available to such holders by issuing a press release, filing materials with the SEC or otherwise (in each case so long as any such information or disclosure was made in compliance with this Agreement).  Unless this Agreement is terminated in accordance with its terms, notwithstanding any Adverse Recommendation Change, (x) the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholders’ Meeting and (y) the only matters to be voted upon at the Company Stockholders’ Meeting shall be the Requisite Company Vote and routine proposals required in connection with such vote (and not any other matters, including any Acquisition Proposal).

SECTION 6.03.             Access to Information.  (a) From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give to

Parent, its counsel, lenders (including the Financing Sources), financial advisors, auditors and other authorized representatives reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties, facilities, assets, books, records, officers, employees, consultants and agents of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, lenders, financial advisors, auditors and other authorized representatives such financial and operating data and other information  (including the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants and subject to the execution of customary access letters) as such Persons may reasonably request and (iii) instruct the employees, consultants, agents, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

(b)           The foregoing provisions of Section 6.03(a) shall not require and shall not be construed to require the Company to permit any access or any inspection or review, or to disclose or otherwise make available any information that the Company determines in its reasonable judgment, (i) would violate any applicable Law which restricts or otherwise prohibits access to such documents or information, (ii) would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any Third Party or otherwise breach, contravene or violate, constitute a default under, or give a Third Party the right to terminate or accelerate an obligation under, any then effective Contract to which the Company or any of its Subsidiaries is a party, (iii) would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (iv) relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 6.04, an Acquisition Proposal or Superior Proposal, or (v) would result in the disclosure of personal information that would expose the Company to the risk of liability. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive any privilege.

(c)           From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law, the Company shall: (i) provide Parent with advance notice of and an opportunity for one designated Representative of Parent to participate as an observer in any meetings or conference calls the Company has with the FDA or its advisory committees, or any other similar Governmental Authority; (ii) consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Parent in respect of the foregoing; (iii) promptly notify Parent of any notice or other communication to the Company from the FDA or its advisory committees, or any other similar Governmental Authority, or a Review Board, and, subject to applicable Law, permit Parent to review in advance any proposed written communication to such Governmental Authority, as considered appropriate by Parent, and consider Parent’s reasonable comments; (iv) furnish Parent with non-confidential copies of all correspondence, filings and written communications between the Company, its Affiliates and their respective

Representatives, on one hand, and any such Governmental Authority or its staff, on the other hand; and (v) consult with Parent prior to making any significant submission to the FDA or any similar Governmental Authority, or a Review Board, relating to the Company’s business or any Company Product, or supplement or amendment thereto, response to any warning letter, untitled letter, or observation on FDA Form 483, and shall give Parent reasonable opportunity to review and comment on any such submission prior to its submission to such Governmental Authority.

(d)           From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Law, the Company shall, and shall cause each of its Subsidiaries to: (i) diligently conduct its Patent prosecution practice in the ordinary course consistent with past practice and in material compliance with applicable Law and the rules of the U.S. Patent and Trademark Office or similar foreign office; (ii) promptly notify Parent of any notice or other communication to the Company or such Subsidiary from the U.S. Patent and Trademark Office or any similar foreign office, and consider in good faith and, to the extent reasonable to do so, incorporate, any comments or other input provided by Parent in respect of the foregoing; (iii) furnish Parent with non-confidential copies of all correspondence, filings and written communications between the Company, its Subsidiaries and their respective Representatives, on one hand, and any such office or its staff, on the other hand; and (iv) consult with Parent prior to making any significant submission to the U.S. Patent and Trademark Office or any similar foreign office relating to the Company’s or such Subsidiary’s Patent prosecution practice, response to any rejection or any similar communication from such office, and shall give Parent reasonable opportunity to review and comment on any such submission prior to its submission to any such office.

(e)           Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein, and the terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, its counsel, lenders (including the Financing Sources), financial advisors, auditors or other authorized representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.03.

SECTION 6.04.             Acquisition Proposals; Change of Recommendation; No Solicitation.  (a)  No Solicitation.  From the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants, consultants, agents, and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)            initiate, solicit, propose, knowingly encourage (including by way of furnishing nonpublic information relating to the Company or any of its Subsidiaries) or knowingly take any action designed to facilitate any inquiry regarding, or the making of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to, an Acquisition Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in an Acquisition Proposal);

(ii)           engage in, continue or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case, other than (A) to state that the terms of this Section 6.04 prohibit such discussions or negotiations, or (B) discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in an Acquisition Proposal);

(iii)          furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to nonpublic information relating to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Third Party in connection with any Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv)          amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that if, and only if, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to amend or grant any waiver or release under any such standstill or similar agreement would be inconsistent with the directors’ fiduciary duties under the DGCL, the Company may then amend or grant a waiver or release under such standstill or similar agreement, solely to the extent necessary to permit a Third Party to make, on a confidential basis to the Board of Directors, an Acquisition Proposal, conditioned upon such Third Party agreeing to disclosure of such Acquisition Proposal to Parent as contemplated by this Section 6.04; or

(v)           otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal (in each case, other than discussions solely to clarify and understand the terms and conditions of any unsolicited inquiry, offer or proposal, to the extent necessary to determine whether such inquiry, offer or proposal constitutes or would reasonably be expected to result in an Acquisition Proposal).

(b)           Exceptions.  Notwithstanding Section 6.04(a) or any other provision in this Agreement, at any time prior to obtaining the Requisite Company Vote, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not arise from or in connection with a breach of the obligations set forth in this Section 6.04, the Company may:

(i)            furnish information in response to a request therefor (including nonpublic information regarding the Company or any of its Subsidiaries) to the Person who made such Acquisition Proposal or its Representatives; provided that (A) such information has previously been made available to, or is made available to, Parent prior to or substantially concurrently with the time such information is made available to such Person and (B) prior to furnishing any such information, the Person making such Acquisition Proposal enters into an Acceptable Confidentiality Agreement with the Company and a copy of such Acceptable Confidentiality Agreement is provided to Parent; and

(ii)           engage or participate in any discussions or negotiations with any such Person regarding such Acquisition Proposal;

in each case, if, and only if, prior to taking any action described in clauses (i) or (ii) above, the Board of Directors determines in good faith after consultation with its outside legal counsel and its financial advisor that, based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal.

(c)           Notice of Acquisition Proposals. The Company shall promptly (and, in any event, within twenty four (24) hours) give notice to Parent if, after entry into this Agreement, (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or had with, in each case of clauses (i) through (iii), it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any material written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis (and, in any event, within twenty four (24) hours), of the status and material terms of any such proposals or offers (including any material amendments thereto).

(d)           No Change of Recommendation.

(i)            Except as permitted by Section 6.04(d)(ii) and Section 6.04(e), the Company agrees that the Board of Directors and any committee thereof shall not:

(A)          withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Board Recommendation, in each case in a manner adverse to Parent or Merger Sub;

(B)          fail to include the Company Board Recommendation in the Proxy Statement;

(C)          fail to (x) reaffirm the Company Board Recommendation, and (y) recommend against acceptance of a tender or exchange offer by the Company’s stockholders pursuant to Rule 14d-2 under the 1934 Act for outstanding Shares, in each case, within ten (10)

Business Days after receipt of a written request of Parent following an Acquisition Proposal that has been publicly announced (and not publicly withdrawn) (in the case of clause (x)) or the commencement of such tender offer or exchange offer (in the case of clause (y)) or, in each case, if earlier, prior to the Company Stockholders’ Meeting; provided that the taking of no position or a neutral position by the Board of Directors in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to recommend against acceptance of any such offer; provided, further, that the Board of Directors shall not be required to make any reaffirmation in the case of clause (x) more than one time with respect to any Acquisition Proposal unless there shall have been a publicly disclosed change regarding such Acquisition Proposal;

(D)          approve or recommend, or publicly declare advisable or publicly propose to approve or recommend, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, or other agreement (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”, and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), an “Adverse Recommendation Change”); or

(E)           cause or permit the Company to enter into an Alternative Acquisition Agreement.

(ii)           Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Board of Directors may effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i) in order to enter into a binding and definitive written Alternative Acquisition Agreement with respect to a Superior Proposal, in each case only if: (A)(1) a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from or arise in connection with a breach of the Company’s obligations set forth in Section 6.04(a) is received by the Company and is not withdrawn, and the Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal or (2) an Intervening Event has occurred; and (B) the Board of Directors determines in good faith, after consultation with its outside legal counsel and its financial advisor, that failure to take such action described in this Section 6.04(d)(ii) in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under the DGCL; provided, however, that, prior to taking such action, the Company has given Parent written notice (the “Board Recommendation Notice”) of such action and the basis therefor five (5) Business

Days in advance, which Board Recommendation Notice shall set forth in writing that the Board of Directors intends to consider whether to take such action and (x) in the case of a Superior Proposal, include the information required pursuant to Section 6.04(c) and (y) in the case of an Intervening Event, include a reasonably detailed description of such Intervening Event. After giving such Board Recommendation Notice and prior to taking any action in response to a Superior Proposal or Intervening Event as described in the first sentence of this Section 6.04(d)(ii), the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate), to make such revisions to the terms of this Agreement as would cause such Acquisition Proposal to cease to be a Superior Proposal or cause such Intervening Event to cease to warrant an Adverse Recommendation Change. At the end of the five (5) Business Day period, prior to and as a condition to taking any action in response to a Superior Proposal or Intervening Event as described in the first sentence of this Section 6.04(d)(ii), the Board of Directors shall take into account any changes to the terms of this Agreement proposed in writing by Parent and any other information offered by Parent in response to the Board Recommendation Notice, and shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor that, (I) in the case of a Superior Proposal, such Superior Proposal continues to constitute a Superior Proposal and, in the case of an Intervening Event, such Intervening Event remains in effect and (II) the failure to take such action described the first sentence of this Section 6.04(d)(ii) in response to such Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under the DGCL, in each case, if such changes offered or proposed in writing by Parent were to be given effect. Any amendment to the financial terms and any other material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of Section 6.04(c) and this Section 6.04(d)(ii) and require a new Board Recommendation Notice, except that references in this Section 6.04(d)(ii) to “five (5) Business Days” shall be deemed to be references to “three (3) Business Days” and such three (3) Business Day period shall expire at 11:59 p.m. on the third Business Day immediately following the day on which such new Board Recommendation Notice is delivered (it being understood and agreed that in no event shall any such additional three (3) Business Day period be deemed to shorten the initial five (5) Business Day period).

(e)           Certain Permitted Disclosures. Nothing contained in this Section 6.04 shall prevent the Company from (i) complying with its disclosure obligations under Rule 14e-2(a) or Rule 14d-9 under the 1934 Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal and (ii) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act); provided that this Section 6.04(e) shall not be deemed to permit the Board of Directors to make an Adverse Recommendation Change except, in each case, to the extent permitted by Section 6.04(d)(ii).

(f)            Obligation of the Company to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party, its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal, and shall use its reasonable best efforts to cause any such Third Party, its Representatives and its financing sources in possession of confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information as promptly as practicable. The Company will promptly terminate all physical and electronic “data room” or similar access previously granted to any such Persons.

SECTION 6.05.                                        Section 16 Matters.  Prior to the Effective Time, the Company and the Board of Directors (or a duly formed committee thereof satisfying the applicable requirements of the 1934 Act) shall take all such steps as may be reasonably required or appropriate to cause any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

SECTION 6.06.                                        Stock Exchange Delisting; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

SECTION 6.07.                                        Takeover Statutes.  In the event that any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation becomes applicable to any of the transactions contemplated by this Agreement or the Voting Agreement, the Company and the Board of Directors shall grant such approvals and take all actions necessary so that the transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby or thereby.

SECTION 6.08.                                        Interim Communications by the Company.  The Company shall keep Parent reasonably informed of any material communications broadly disseminated to Service Providers, lenders, material suppliers and other Persons having material business relationships with the Company or its Subsidiaries relating to the transactions contemplated by this Agreement, which communications shall not, without the prior written consent of Parent, be inconsistent in substance with any public statements made jointly by the parties or made by one party in accordance with Section 8.03.

SECTION 6.09.                                        Tax Matters.

(a)                                 Tax Sharing Agreements. Any Tax Sharing Agreement to which the Company or any of its Subsidiaries is party shall be terminated with respect to the Company and each Subsidiary as of the Effective Time and shall have no further effect thereafter. Any payment to be made by the Company or any Subsidiary under any Tax Sharing Agreement shall be made prior to the Closing Date, and no payment thereunder shall be required to be made after the Effective Time.

(b)                                 FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent (i) a statement, in form and substance satisfactory to Parent, certifying that the Company is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code, which statement shall satisfy the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), together with (ii) a notice prepared and executed in accordance with Treasury Regulations Section 1.897-2(h) to be mailed by Parent (with a copy of the statement described in clause (i)) to the IRS in accordance with Treasury Regulation Section 1.897-2(h); provided, however, that Parent’s only recourse for the Company’s failure to provide such certificate and notice or any defect in such certificate and notice shall be the ability to withhold Tax from the Merger Consideration as required by applicable Law.

SECTION 6.10.                                        Transaction Litigation.  The Company shall promptly advise Parent of any Action (including any putative class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Board of Directors, any committee thereof or any of the Company’s directors or officers relating to this Agreement, the Merger or any of the transactions contemplated hereby (any such Action, a “Transaction Litigation”) and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation.  The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation.  For purposes of this Section 6.10, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE 7
COVENANTS OF PARENT

SECTION 7.01.                                        Obligations of Merger Sub.  Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

SECTION 7.02.                                        Director and Officer Liability.

(a)                                 For six years after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time, as the case may be, to (i) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under the (A) Contracts listed on Section 4.19(a)(x) of the Company Disclosure Schedule and (B) indemnification, expense advancement and exculpation provisions in the certificate of incorporation or bylaws or comparable organizational documents of the Company or such Subsidiary, in each case in effect on the date of this Agreement, and (ii) indemnify and hold harmless each Indemnified Person against any losses incurred by such Indemnified Person in respect of any Action based upon or arising out of the fact that such Indemnified Person was a director, officer or employee of the Company or any of its Subsidiaries at or prior to the Effective Time to the fullest extent permitted by the DGCL and any other applicable Law and the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries in effect on the date hereof; provided that, such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b)                                 For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation and bylaws (and other similar organizational documents or in such documents of any successor to the business of the Surviving Corporation) of the Surviving Corporation and its Subsidiaries regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(c)                                  Parent shall, or shall cause the Surviving Corporation to purchase directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) or “tail” insurance policies with a claims period of six years from the Effective Time, in each case with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof, in each case with respect to any claim related to any period of time at or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to the foregoing an annual premium amount in excess of 300% of the annual premium amount paid by the Company for such D&O Insurance in its last full fiscal year prior to the date hereof, which amount is set forth in Section 7.02(c) of the Company Disclosure Schedule.  If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, the Surviving Corporation will obtain D&O Insurance (or “tail” coverage) with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. Notwithstanding any of the foregoing, Parent may, at its sole discretion, request that the Company obtain, in which case the Company shall use reasonable best efforts to obtain, prior to the Effective Time, prepaid “tail” or “runoff” policies providing such directors and officers with coverage for an aggregate period of six years with respect to claims arising from acts or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated hereby, and in case such prepaid “tail” or “runoff” policies are so obtained by the Company prior to the Effective Time: (A) the provisions of the preceding sentences of this Section 7.02(c) shall be deemed to have been satisfied; and (B) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(d)                                 If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case in clause (i) or (ii), to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 7.02.

(e)                                  The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 7.03.                                        Employee Matters. (a) For the 12-month period following the Effective Time (or, if shorter, during the applicable period of employment of a Continuing Employee), Parent shall, or shall cause the Surviving Corporation to, provide Continuing Employees with: (i) a base salary or base wages and cash target bonus opportunity that, in each case, is no less than those provided to such Continuing Employee immediately prior to the Effective Time; (ii) other benefits that are substantially comparable in the aggregate to those offered by the Company to the Continuing Employees as of immediately prior to the Effective Time (other than any equity or equity-based and change in control or transaction-based compensation or benefits or post-employment health or welfare benefits); and (iii) severance pay to Continuing Employees terminated without “Cause” in accordance with Parent’s severance policy, and subject to entering into Parent’s standard release and separation agreement. Notwithstanding the foregoing, neither Parent nor any of its Affiliates shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible into, or exchangeable or exercisable for, such shares pursuant to any such plans or arrangements.

(b)                                 With respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Parent or any of its Subsidiaries or any other employee benefit plan or other compensation or severance arrangement of Parent or any of its Subsidiaries, but excluding (i) any retiree healthcare or life insurance plans or programs maintained by Parent or any of its Subsidiaries, (ii) any equity compensation arrangement and (iii) any defined benefit plan maintained by Parent or any of its Subsidiaries, in each case, in which any Continuing Employee will participate on or after the Effective Time (collectively, the “Parent Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to, recognize all service with the Company or any Subsidiary rendered prior to the Effective Time by Continuing Employees for purposes of vesting, eligibility and benefit accrual (other than under any defined benefit pension plans) under the terms of such Parent Benefit Plans.  In no event shall anything contained in this Section 7.03(b) result in any duplication of benefits for the same period of service.  In addition, Parent shall (x) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company or its Subsidiaries applicable to such Continuing Employee prior to the Effective Time and (y) use reasonable best efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.

(c)                                  No later than ten Business Days following the date of this Agreement, the Company shall deliver to Parent a list of each “disqualified individual” (as defined in Section 280G of the Code) of the Company and (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and Tax gross-up payments, if any) that could be paid to such disqualified individual as a result of any of the transactions contemplated by this Agreement (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such disqualified individual and (iii) underlying documentation on which such calculations are based.  Such information shall be updated and delivered to Parent not later than five Business Days prior to the Closing Date. From and after the date hereof, the Company shall reasonably cooperate with Parent to limit potential adverse Tax consequences under Section 280G of the Code.

(d)                                 No later than fifteen (15) Business Days following the date of this Agreement, the Company shall deliver to Parent (i) a version of the Employee Schedule that includes, in addition to the information already provided, the following: name, work location, start date, immigration status and whether a Form I-9 is on file, and (ii) a full and complete list of each current Independent Contractor as of the date hereof with an annual base compensation in excess of $50,000, including each such Independent Contractor’s name, work location, description of services, consulting or contracting term, consulting or contracting fee, and an indication of whether such Independent Contractor has entered into a Contract with the Company or any of its Subsidiaries.

(e)                                  Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary or appropriate to terminate the Employee Plans required to be terminated pursuant to Sections 2.05(d) and 2.06.  All resolutions, amendments, notices or other documents issued, adopted or executed in connection with the termination of such Employee Plans shall be subject to Parent’s prior review and approval, which shall not be unreasonably withheld.

(f)                                   This Section 7.03 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.03, express or implied, shall confer upon any Service Provider or former Service Provider (including any beneficiary or dependent of such Service Provider or former Service Provider), or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.03.  Nothing contained herein, express or implied: (i) except as expressly required in this Section 7.03, shall be construed to establish, amend or modify any Employee Plan; (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any Employee Plan at any time assumed, established, sponsored or maintained by any of them; or (iii) shall prevent the Surviving Corporation, Parent or any of their respective Affiliates from terminating the employment of any Service Provider (including any Continuing Employee) following the Effective Time.  This Section 7.03 shall not create any right in any Service Provider (including any Continuing Employee) or any other Person to any continued employment with the Surviving Corporation, Parent or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Service Provider and the Surviving Corporation.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.                                        Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including (i) the taking of all acts necessary to cause the conditions to the other party’s (viewing Parent and Merger Sub together) obligation to close set forth in Article 9 to be satisfied as promptly as practicable (but in any event prior to the End Date), (ii) the obtaining of all necessary consents, approvals or waivers from, and the giving of all required notices to, Third Parties (iii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iv) obtaining and maintaining all Permits required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its Affiliates be required to, and “reasonable best efforts” will in no event require, or be construed to require, Parent or any of its Affiliates to (A) initiate, litigate, challenge, defend or otherwise participate or take any action with respect to any Action (except as provided in Section 8.01(b)(iii)) by, against or involving any Third Party or Governmental Authority with respect to the transactions contemplated by this Agreement, (B) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated by this Agreement, (C) otherwise take any other steps or actions to defend against, vacate, modify or suspend any injunction or order of any Governmental Authority, including any injunction related to a private cause of action that would prevent the consummation of the transactions contemplated by this Agreement, (D) agree, propose, negotiate, offer, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (including by establishing a trust, licensing any Intellectual Property Rights or otherwise), or take any other action (including by providing its consent to permit the Company or any of its Subsidiaries to take any of the foregoing actions), or otherwise proffer or agree to do any of the foregoing, with respect to any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries or (E) otherwise offer to take or offer to commit to take any action that would limit Parent’s or any of its Affiliates’ freedom of action with respect to, or ability to retain, operate or otherwise exercise full rights of ownership with respect to, businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Affiliates or Subsidiaries (or equity interests held by Parent or any of its Affiliates in entities with businesses, assets or properties).  At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, or assets of the Company or any of its Subsidiaries (but, absent such request, the Company shall not take any such action); provided that in no event shall the

Company be required to take any such action described in this sentence that would not be conditioned on, and effective upon or after, the occurrence of the Closing.

(b)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten (10) Business Days after the date hereof (unless otherwise agreed by Parent and the Company), (ii) make appropriate filings pursuant to any other Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (iii) supply as promptly as practicable any additional information and documentary material that may be requested and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

(c)                                  To the extent permitted by applicable Law, each of Parent and the Company shall use its reasonable best efforts to (i) keep the other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a Third Party, (ii) promptly inform the other party of any communication received from, or given to, any Governmental Authority and of any material communication received or given in connection with any Action by a Third Party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Authority or, in connection with any Action by a Third Party, with any other Person, and to the extent reasonably practicable, give the other party the opportunity to attend and participate in such meetings and conferences.

SECTION 8.02.                                        Certain Filings.  The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Proxy Statement and (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts or otherwise in connection with the consummation of the transactions contemplated by this Agreement.  In addition, the Company and Parent shall use their respective reasonable efforts to take such actions or make any such filings and furnish information required in connection therewith or with the Proxy Statement, and timely seek to obtain such actions, consents, approvals or waivers from parties under such Material Contracts; provided, however, that (i) the parties shall not be required to commence any litigation against, or offer to grant any material accommodation (financial or otherwise) to, any counterparty to any such Material Contract and (ii) the restrictions set forth in this Section 8.02 shall not apply to any release or announcement made or proposed to be made by the Company with respect to the matters addressed in Section 6.04.  Unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect notwithstanding (A) any Adverse Recommendation Change, (B) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (C) anything in this Agreement to the contrary.

SECTION 8.03.                                        Public Announcements.  Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of Nasdaq or Euronext Brussels, as the case may be; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.04 with respect to the matters contemplated thereby (or by Parent in response thereto) or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.  The parties agree that the initial press release to be issued with respect to the Merger and the other transactions contemplated by this Agreement shall be a joint press release to be reasonably agreed upon by the Company and Parent.  Notwithstanding the foregoing, (i) to the extent the content of any press release or other public statement is substantially the same as a statement previously issued in accordance with this Section 8.03, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other public statement, and (ii) the parties may make public statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls, so long as any such statements are consistent with the initial press release and other press releases and public statements made jointly by the parties or made by one party in accordance with this Section 8.03 and do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

SECTION 8.04.                                        Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any agreements, instruments, deeds, bills of sale, assignments, assurances or other documents and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 8.05.                                        Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)                                 any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)                                  in the case of the Company, any Actions commenced, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13.

In no event shall the delivery of any notice by a party pursuant to this Section 8.05 limit or otherwise affect the respective rights, remedies, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 8.06.                                        Financing Cooperation.

(a)                                 Prior to the Closing Date, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, cause the respective Representatives of the Company and its Subsidiaries to provide to Parent and Merger Sub such cooperation in connection with the Financing as may be reasonably requested by Parent or Merger Sub, including using reasonable best efforts to:

(i)                                     assist in preparation for and participation, upon reasonable advance notice, in a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, underwriters, book-runners or agents for, and prospective lenders under, the Financing), drafting sessions, road shows and due diligence sessions (including accounting due diligence sessions);

(ii)                                  assist Parent, Merger Sub and their potential financing sources in the preparation of bank information memoranda and similar marketing documents for any of the Financing (including the provision of customary “backup” or factual support to the extent reasonably requested by the Financing Sources or any potential financing sources, or as otherwise reasonably required for purposes of the Financing), including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders, confirming the accuracy in all material respects (when taken together with all supplements or updates thereto) of the information provided and identifying any portion of such information that constitutes material, nonpublic information regarding the Company or its Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that the public-side version of such memoranda does not include material nonpublic information about the Company and its Subsidiaries or their securities;

(iii)                               reasonably cooperate with the customary marketing efforts of Parent, Merger Sub and their potential financing sources;

(iv)                              deliver, as promptly as reasonably practicable, to Parent, Merger Sub and their potential financing sources, the Required Information, and supplement the Required Information to the extent that any Required Information, to the Knowledge of the Company, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as soon as reasonably practicable after obtaining Knowledge thereof (it being understood that (A) to the extent any Required Information is contained in any Company SEC

Documents, such inclusion shall constitute delivery to Parent and Merger Sub hereunder and (B) notwithstanding anything to the contrary, in no circumstances shall the Company be required to provide any financial statements hereunder that are not required to be included in any Company SEC Document, including any Company SEC Documents filed after the date hereof);

(v)                                 deliver to Parent and Merger Sub (A) within 40 days after the end of any fiscal quarter that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited consolidated statements of operations and cash flows and (B) within 75 days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited consolidated statements of operations and cash flows (it being understood that (A) to the extent any Required Information is contained in any Company SEC Documents, such inclusion shall constitute delivery to Parent and Merger Sub hereunder and (B) notwithstanding anything to the contrary, in no circumstances shall the Company be required to provide any financial statements hereunder that are not required to be included in any Company SEC Document, including any Company SEC Documents filed after the date hereof);

(vi)                              obtain customary consents, approvals and authorizations required in connection with the Financing as may be reasonably requested by Parent;

(vii)                           reasonably cooperate in any customary process required for due diligence and verification;

(viii)                        take all customary corporate actions reasonably requested by Parent and Merger Sub that are necessary or advisable to permit the consummation of the Financing, including with respect to corporate actions of the Surviving Corporation to be effected immediately following the Effective Time and any financing, and to permit the proceeds thereof, together with the cash of the Company and its Subsidiaries, if any, to be made available on the Closing Date to consummate the transactions contemplated hereby; and

(ix)                              no later than five (5) Business Days after request by Parent at least ten (10) Business Days prior to the Closing Date, provide all documentation and other information relating to the Company and its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent requested by Parent, Merger Sub or their potential financing sources.

(b)                                 The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or their respective Affiliates), the Company agrees that Parent and its Affiliates may share customary projections with respect to the Company and its business, which are hereby approved for distribution by the Company, with their potential financing sources and other prospective lenders in connection with any marketing efforts undertaken as part of the Financing; provided that the recipients of such information agree to be bound by customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of the Company, any of the Company’s Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 8.06 to: (i) take any action or provide any assistance (A) that unreasonably interferes in any material respect with the ongoing operations of the Company or its Subsidiaries, (B) to the extent it would reasonably be expected to cause any representation or warranty of the Company in this Agreement to be breached or any condition to the Closing set forth in Article 9 to fail to be satisfied or (C) that the Company reasonably believes would result in a violation by it or any of its Subsidiaries of any Material Contract or any material confidentiality arrangement (having taken reasonable steps to procure permission to take the action or provide the assistance requested of the Company or its applicable Subsidiary) or the loss of any legal or other applicable privilege by the Company or any of its Subsidiaries in a manner that would be materially adverse to their respective interests; (ii) execute or deliver any Contract that by its terms becomes effective prior to the Closing Date or is not capable of being terminated without liability to the Company or any of its Affiliates upon the termination of this Agreement; (iii) except as otherwise expressly provided in this Agreement, take any corporate or similar action in connection with the Financing that is not conditioned on the occurrence of the Effective Time; (iv) except as set forth in clause (i)(C) above, agree to any amendment or modification, effective prior to the Closing, of any existing Contract to which it is a party; or (v) pay any commitment or other similar fee in connection with the Financing prior to the Closing Date.  In each case, the Company’s cooperation shall be at Parent’s written request, and Parent shall reimburse the Company for its reasonable and documented out-of-pocket expenses incurred in connection therewith. No Affiliate of the Company as of immediately prior to the Effective Time (other than its Subsidiaries) shall have any obligations under this Section 8.06 following the Effective Time.

(c)                                  Notwithstanding the provisions of the Confidentiality Agreement, the Company hereby agrees with and consents to the disclosure to any Financing Sources (or potential financing sources) by Parent, Merger Sub or any of their respective Representatives of any Required Information or any other information provided by the Company or its Representatives in accordance with this Section 8.06, for purposes of and in connection with the Financing (in the case of any nonpublic information with respect to the Company, solely to the extent that is subject to customary confidentiality arrangements).

(d)                                 Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.  For the avoidance of doubt, if the Financing has not been obtained, Parent shall, subject to the terms and conditions of this Agreement, continue to be obligated to consummate the transactions contemplated by this Agreement, until such time as the Agreement is terminated in accordance with its terms; provided, in any case, that the conditions set forth in Sections 9.01 and 9.02 have been satisfied or, to the extent permitted by applicable Law, waived.

SECTION 8.07.                                        Financing.

(a)                                 Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Finance Documents, and Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver of any provision be granted under, the Finance Documents, except that, without the prior consent of the Company, Parent may amend the Finance Documents to: (i) amend pricing terms (including pursuant to any “market flex” provisions contained in any side letter); (ii) replace or add lenders, arrangers, underwriters, book-runners, agents or similar entities; or (iii) make any other changes that do not (A) reduce (or could have the effect of reducing) the aggregate amount of any portion of the Financing, if such reduction would reduce the aggregate amount of Financing below the amount required, when taken together with all other sources of funding available for payment thereof, to pay the aggregate Merger Consideration on the Closing Date (subject to the provisions in the final sentence of this Section 8.07(a)), (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the Financing Conditions in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the Financing Conditions) on the Closing Date or (C) adversely impact the ability of Parent to enforce its rights against other parties to the Finance Documents. For purposes of Section 5.06, Section 8.06 and this Section 8.07, references to “Financing” shall include the Financing contemplated by the Finance Documents as it may be amended, modified or replaced in accordance with this Section 8.07(a), and references to “Finance Documents” shall include such documents as they may be amended, modified or replaced in accordance with this Section 8.07(a). Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall have the right to replace all or any portion of the Financing contemplated by the Finance Documents with any other debt or equity financing, from the same or any alternative financing sources, so long as such substitute financing would not impose new, revised or additional conditions precedent to the availability of such financing relative to the Financing in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of such financing relative to the Financing or otherwise adversely impact the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the Closing Date.

(b)                                 Parent shall use its reasonable best efforts to (i) maintain in effect the Finance Documents and (ii) satisfy (or obtain the waiver of), on a timely basis, all Financing Conditions (not including any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish any information described in Section 8.06(a)) that are within Parent’s control, so as to consummate the Financing on or prior to the Closing Date.

(c)                                  Parent shall give the Company notice as soon as reasonably practicable following the occurrence of a Financing Adverse Event; provided that Parent shall not be required to provide any such notice or additional information in connection with such notice to the extent disclosure would be prohibited under applicable Law or such disclosure could reasonably be expected to result in a waiver of attorney-client privilege. If all or any portion of the Financing becomes unavailable as a result of a Financing Adverse Event, and such portion is required, when taken together with all other sources of funding available for payment thereof, to pay the aggregate Merger Consideration, then Parent shall use reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative debt financing from alternative sources in an amount sufficient, when taken together with available cash of Parent and any then-available Financing pursuant to the Finance Documents, to consummate the Merger.

ARTICLE 9
CONDITIONS TO THE MERGER

SECTION 9.01.                                        Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by each such party) prior to the Effective Time of the following conditions:

(a)                                 Requisite Company Vote. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b)                                 Laws and Governmental Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or any injunction, order or decree (whether temporary, preliminary or permanent) (any of the foregoing, a “Legal Restraint”) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)                                  Antitrust Approval. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or expired, and (ii) any other clearance, approval or consent that is required under any other applicable Antitrust Law shall have been obtained or any Governmental Authority exercising jurisdiction under any other applicable Antitrust Law has failed to render a decision in the relevant time period, so that the Merger is deemed to be cleared, approved or consented to under such other applicable Antitrust Law.

SECTION 9.02.                                        Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by Parent) of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Company set forth in (i) Section 4.10(b) shall be true and correct as of the Closing as though made as of the Closing, (ii) Section 4.05(a) shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, (iii) Section 4.01, Section 4.02, Section 4.03(a) and Section 4.20 that are (A) qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or Company Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)) as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), and (iv) the other provisions of Article 4 shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all the obligations, agreements and covenants contained in this Agreement to be performed and complied with by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(c)                                  No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Effect that has had, individually or in the aggregate with all other Effects, a Company Material Adverse Effect that is continuing.

(d)                                 Closing Certificate.  Parent shall have received a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 9.02(a), Section 9.02(b) and Section 9.02(c) have been satisfied.

SECTION 9.03.                                        Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by law, the waiver in writing by the Company) of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent set forth in (i) Section 5.01, Section 5.02, Section 5.03 and Section 5.09 that are (A) qualified as to materiality or Parent Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all respects and (B) not qualified as to materiality or Parent Material Adverse Effect and other qualifications based upon the concept of materiality or similar phrases contained therein shall be true and correct in all material respects, in each case ((A) and (B)) as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date), and (ii) the other provisions of Article 5 shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing as though made as of the Closing (except that representations and warranties that expressly speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all the obligations, agreements and covenants contained in this Agreement to be performed and complied with by them at or prior to the Closing pursuant to the terms of this Agreement.

(c)                                  Closing Certificate.  The Company shall have received a certificate signed by a duly authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 9.03(a) and Section 9.03(b) have been satisfied.

ARTICLE 10
TERMINATION

SECTION 10.01.                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Requisite Company Vote has been obtained (except as otherwise stated below), as follows:

(a)                                 by mutual written agreement of the Company and Parent;

(b)                                 by either the Company or Parent, if:

(i)                                     the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on April 9, 2020 (the “Initial End Date” and, as it may be extended below, the “End Date”); provided that, if on such date any of the conditions to the Closing set forth in Section 9.01(b) (solely as it relates to any Antitrust Laws) or Section 9.01(c) have not been satisfied or, to the extent permissible, waived on or prior to the Initial End Date but all other conditions to Closing set forth in Article 9 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the Initial End Date)) or, to the extent permissible, waived, then the Initial End Date may be extended to (and including) 5:00 p.m. (New York Time) on July 9, 2020 (the “First Extended End Date”) by either the Company or Parent, by delivery of written notice to the other party at or prior to 5:00 p.m. (New York Time) on the date that is two (2) Business Days prior to the Initial End Date, without further action of the other party; provided, further, that, if on the First Extended End Date any of the conditions to the Closing set forth in Section 9.01(b) (solely as it relates to any Antitrust Laws) or Section 9.01(c) have not been satisfied or, to the extent permissible, waived on or prior to the First Extended End Date but all other conditions to Closing set forth in Article 9 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied if the Closing were to occur on the First Extended End Date)) or, to the extent permissible, waived, then the First Extended End Date may be extended to (and including) 5:00 p.m. (New York Time) on October 9, 2020 by either the Company or Parent, by delivery of written notice to the other party at or prior to 5:00 p.m. (New York Time) on the date that is two (2) Business Days prior to the First Extended End Date, without further action of the other party; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger to be satisfied;

(ii)                                  a Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Legal Restraint in accordance with, and subject to the limitations set forth in, Section 8.01; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party that has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of any of the conditions set forth Sections 9.01(b) or 9.01(c) to the consummation of the Merger to be satisfied; or

(iii)                               the Company Stockholders’ Meeting (as it may be adjourned or postponed in accordance with this Agreement), in each case, at which a vote on the adoption of this Agreement was taken, shall have concluded and the Requisite Company Vote shall not have been obtained;

(c)                                  by Parent, if:

(i)                                     at any time prior to obtaining the Requisite Company Vote, an Adverse Recommendation Change shall have occurred; or

(ii)                                  the Company shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 9.01 or Section 9.02, as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within the earlier of (A) thirty (30) days of receipt by the Company of written notice of such breach or failure or (B) three (3) Business Days prior to the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent or Merger Sub has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger not to be satisfied;

(d)                                 by the Company:

(i)                                     at any time prior to obtaining the Requisite Company Vote, in order to accept a Superior Proposal and enter into, immediately following such termination, a binding and definitive written Alternative Acquisition Agreement with respect to such Superior Proposal; provided that (A) the Company has materially complied with its covenants and agreements under Section 6.04 and (B) the Company pays the Termination Fee to Parent in accordance with Section 10.02(b)(iv); or

(ii)                                  if Parent or Merger Sub shall have breached or failed to perform any representation, warranty, covenant or agreement set forth in this Agreement, which breach or failure to perform would cause any of the conditions set forth in Section 9.01 or Section 9.03, as applicable, not to be satisfied, and such breach or failure is incapable of being cured by the End Date or, if curable by the End Date, is not cured by the Company within the earlier of (A) thirty (30) days of receipt by the Company of written notice of such breach or failure or (B) three (3) Business Days prior to the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if the Company has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement in any manner that shall have been the primary cause of or primarily resulted in the failure of a condition to the consummation of the Merger not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties.

SECTION 10.02.                                 Effect of Termination.

(a)                                 Except to the extent provided in Section 10.02(b) and Section 10.02(c), in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 10, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or any of its Representatives or Affiliates); provided that, notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any party of any liability or damages to any other party resulting from any fraud or Willful Breach of this Agreement and (ii) the provisions set forth in this Section 10.02 and Article 11 (and any related definitions contained in any such Sections or Article) and the Confidentiality Agreement shall survive the termination of this Agreement.

(b)                                 The Company shall pay in cash to Parent or its designee, by wire transfer of immediately available funds, a termination fee of $75,000,000 (the “Termination Fee”), if this Agreement is terminated:

(i)                                     by either the Company or Parent, in each case, pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), or by Parent pursuant to Section 10.01(c)(ii), and, in each case, (A) an Acquisition Proposal shall have been publicly made directly to the Company’s stockholders or shall otherwise have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (B) such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification, in each case, (1) prior to the date of such termination, with respect to any termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(ii), or (2) prior to the date of the Company Stockholders’ Meeting, with respect to termination pursuant to Section 10.01(b)(iii), and (C) at any time within twelve (12) months after such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal that is ultimately consummated (whether during such twelve (12) month period or thereafter) or (2) there shall have been consummated any Acquisition Proposal (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”); in which case the Termination Fee shall be paid immediately prior to or concurrently with the occurrence of either of the applicable events described in the foregoing clause (C);

(ii)                                  by Parent pursuant to Section 10.01(c)(i); in which case the Termination Fee shall be paid no later than three (3) Business Days after the date of such termination;

(iii)                               by (A) the Company pursuant to Section 10.01(b)(i) or (B) by either Parent or the Company pursuant to Section 10.01(b)(iii), and, in each such case of clause (A) or (B), at the time of such termination, Parent had the right to terminate this Agreement pursuant to Section 10.01(c)(i); in which case the Termination Fee shall be paid no later than, in the case of such termination by Parent, three (3) Business Days or, in the case of such termination by the Company, one Business Day, in each case, after the date of such termination; or

(iv)                              by the Company pursuant to Section 10.01(d)(i); in which case the Termination Fee shall be paid concurrently with, and as a condition to, the effectiveness of such termination.

(c)                                  The Company hereby acknowledges and agrees that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 10.02 and, in order to obtain such payment, Parent or Merger Sub, as applicable, commences a suit that results in a judgment against the Company for the fees or expenses set forth in this Section 10.02 or any portion of such fees or expenses, the Company shall pay Parent or its designee its costs and expenses (including reasonable attorneys’ fees, costs and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate as published by The Wall Street Journal (in effect on the date such payment was required to be made) from the date such payment was required to be made through the date of payment. Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that in the event that the Termination Fee becomes payable by, and is paid by, the Company, the Termination Fee shall be Parent’s sole and exclusive remedy for damages against the Company and its former, current or futures stockholders, directors, officers, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement set forth in this Agreement or the failure of the Merger to be consummated; provided that no such payment shall relieve any party of any liability or damages to any other party resulting from any fraud or Willful Breach of this Agreement. The parties acknowledge and agree that the Company shall not be obligated to pay the Termination Fee on more than one occasion.

ARTICLE 11
MISCELLANEOUS

SECTION 11.01.                                 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission is requested and received or, in the case of e-mail, with acknowledgment of receipt) and shall be given,

(a)                                 if to Parent or Merger Sub or, after the Effective Time, the Company or the Surviving Corporation, to:

UCB S.A.

Allée de la Recherche, 60

B-1070 Brussels

Belgium

Attention: William Silbey, Executive Vice President — General Counsel

E-mail:  Bill.Silbey@ucb.com

with a copy (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention:                                         J. D. Weinberg

Kyle Rabe

Facsimile No.:                   (646) 441-9037

E-mail:                                                        jweinberg@cov.com

krabe@cov.com

(b)                                 if to the Company prior to the Effective Time, to:

Ra Pharmaceuticals, Inc.

87 Cambridge Park Drive

Cambridge, MA 02140

Attention: David Lubner

Facsimile No.: (617) 401-4060

E-mail:  dlubner@rapharma.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:                                         Peter Handrinos

R. Scott Shean

Daniel Rees

Facsimile No.:                   (617) 948-6001

E-mail:                                                        peter.handrinos@lw.com

scott.shean@lw.com

daniel.rees@lw.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 11.01.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

SECTION 11.02.                                 Survival of Representations, Warranties and Covenants.  None of the representations warranties, covenants or agreements contained herein and in any schedule, instrument, certificate or other writing delivered pursuant hereto shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.  After the Effective Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement resulted in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder.

SECTION 11.03.                                 Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Requisite Company Vote is obtained, if any such amendment shall by applicable Law require further approval of the Company’s stockholders, the effectiveness of such amendment shall be subject to the approval of the Company’s stockholders.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

(c)                                  Notwithstanding the foregoing provisions of this Section 11.03, no amendment or modification to this Section 11.03(c), the provisions of Section 11.07(b), Section 11.08(b), Section 11.09, Section 11.14 or Section 11.15 in a manner that is materially adverse to the Financing Sources shall become effective without the prior written consent of the materially adversely affected Financing Sources.

SECTION 11.04.                                 Expenses.

(a)                                 Except as otherwise provided herein (including in Section 11.04(b)), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)                                 In the event that this Agreement is terminated by either Parent or the Company pursuant to (i) Section 10.01(b)(i) and, at the time of such termination, one or more of the conditions set forth in Section 9.01(b) (solely as it relates to any Antitrust Laws) or Section 9.01(c) was or were not satisfied, or (ii) Section 10.01(b)(ii) as the result of any applicable Antitrust Law or other Legal Restraint imposed by a Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Law with respect to such Antitrust Law, and, in the case of each of (i) or (ii), at the time of such termination, (A) all of the other conditions set forth in Article 9 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have primarily contributed to the failure of the conditions referred to in clause (i) above or the imposition of the Legal Restraint that resulted in the termination referred to in clause (ii), as applicable, then Parent shall pay the fees and expenses of counsel, accountants and consultants (but, for the avoidance of doubt, not any other fees or expenses) incurred by the Company or on the Company’s behalf in connection with or related to the entry into this Agreement, in an amount in the aggregate not to exceed $5,000,000, which payment shall be made to the Company not later than three (3) Business Days after delivery to Parent of notice of demand for payment setting forth in reasonable detail all such fees and expenses.

SECTION 11.05.                                 Disclosure Schedule.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent on its face.

SECTION 11.06.                                 Binding Effect; Benefit; Assignment.

(a)                                 The provisions of this Agreement shall be binding on and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that each of Parent or Merger Sub may transfer or assign its respective rights and obligations under this Agreement, in whole or from time to time in part, (i) to one or more of its Affiliates at any time, (ii) as collateral to any Financing Sources at any time, and (iii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Sub.

SECTION 11.07.                                 Governing Law.

(a)                                 This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)                                 Notwithstanding anything herein to the contrary, the parties hereto irrevocably agree that any Action, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources (in their capacities as such) arising out of, or relating to, the transactions contemplated hereby, the Financing or the performance of services thereunder or related thereto shall, except as expressly provided otherwise in the definitive documentation pertaining to such Financing, be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such jurisdiction that would result in the application of the laws of any other jurisdiction.

SECTION 11.08.                                 Jurisdiction.

(a)                                 The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b)                                 Notwithstanding anything herein to the contrary, any Action against any Financing Source in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby shall be heard and determined exclusively in the United States District Court for the Southern District of New York. The parties hereto hereby (i) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purpose of any Action against the Financing Sources (in their capacities as such) in any way relating to this Agreement, the Financing or the transactions contemplated hereby or thereby brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Financing or the transactions contemplated hereby or thereby may not be enforced in or by the above-named court.

SECTION 11.09.                                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST ANY FINANCING SOURCE).

SECTION 11.10.                                 Counterparts.  This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 11.11.                                 Entire Agreement.  This Agreement (including the Company Disclosure Schedule), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 11.12.                                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 11.13.                                 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 11.14.                                 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for: (a) solely if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Stock Awards and participants in the Company’s ESPP to receive the applicable treatment pursuant to Article 2 in accordance with the terms of this Agreement; (b) the provisions set forth in Section 7.02 with respect to the Persons referred to therein; and (c) the provisions set forth in Section 11.03(c), Section 11.07(b), Section 11.08(b), Section 11.09, Section 11.15 and this Section 11.14 (in each case, to the extent they relate to the Financing Sources) which are intended to be for the benefit of, and shall be enforceable by, the Financing Sources. The representations and warranties in this Agreement are the product of negotiations among the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.03 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 11.15.                                 Non-Recourse.  Notwithstanding anything herein to the contrary and to the fullest extent permitted by Law, the Company agrees that neither it nor any of its Subsidiaries shall have any claim against any Financing Source, nor shall any Financing Source have any liability whatsoever to the Company or any of its Subsidiaries, in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Source.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

UCB S.A.

By:	/s/ Charl van Zyl
	Name:	Charl van Zyl
	Title:	Executive Vice President, Head of Neurology

By:	/s/ William Silbey
	Name:	William Silbey
	Title:	Executive Vice President, General Counsel

[Signature page to Agreement and Plan of Merger]

FRANQ MERGER SUB, INC.

By:	/s/ Charl van Zyl
	Name:	Charl van Zyl
	Title:	Vice President

[Signature page to Agreement and Plan of Merger]

RA PHARMACEUTICALS, INC.

By:	/s/ Douglas A. Treco
	Name:	Douglas A. Treco
	Title:	President & CEO

[Signature page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RA PHARMACEUTICALS, INC.

ARTICLE I

NAME

The name of the Corporation is Ra Pharmaceuticals, Inc.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares, which shall be shares of common stock with a par value of $0.001 per share.

ARTICLE V

RESERVATION OF RIGHT TO AMEND BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation to the fullest extent permitted by the provisions of the DGCL.

ARTICLE VI

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VII

LIMITATION ON LIABILITY; INDEMNIFICATION

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

ARTICLE VIII

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, restate, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights, preferences, privileges and powers conferred in this Certificate of Incorporation on stockholders, directors, officers or any other persons are subject to the rights reserved in this Article VIII.